Exhibit 10.42
CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “*****.” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

MASTER DISTRIBUTION AGREEMENT
(TELEVISION PRODUCTIONS)
Dated as of July 25, 2007
between
MQP, LLC
as Issuer,
and
LIONS GATE TELEVISION, INC.
as Distributor,

     MASTER DISTRIBUTION AGREEMENT (TELEVISION PRODUCTIONS), dated as of July 25, 2007, between MQP, LLC, a Delaware limited liability company, as “Issuer” and LIONS GATE TELEVISION, INC. as “Distributor”.
INTRODUCTORY STATEMENT
     WHEREAS, Issuer, Distributor and the Revenue Participation Holders (as defined in the RP Purchase Agreement) have entered into that certain Revenue Participation Purchase Agreement (the “RP Purchase Agreement”) pursuant to which Issuer has agreed to sell, and each of the Revenue Participation Holders has agreed to purchase, Revenue Participations (as defined in the RP Purchase Agreement) in each Funded Qualifying Project on the terms set forth therein; and
     WHEREAS, Issuer and the Revenue Participation Holders each desire to have Distributor distribute each Funded Qualifying Project on the terms set forth herein;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and the RP Purchase Agreement and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), the parties hereby agree as follows:
1. DEFINITIONS AND ACCOUNTING TERMS.
     1.1 Defined Terms. As used in this Agreement the following terms shall have the respective meanings set forth in this Section 1.1. Unless otherwise defined herein, all defined terms shall have the meanings ascribed thereto in the RP Purchase Agreement.
     “Accounting Period” shall mean, with respect to a Funded Qualifying Project, (i) each ***** period during the ***** following the Release Date for such Funded Qualifying Project and (ii) thereafter, each quarterly period during the Term; provided, however, that the first Accounting Period for each Funded Qualifying Project shall commence on the date of receipt of the first Gross Receipts for such Funded Qualifying Project.
     “Adjusted Receipts” has the meaning set forth in Section 6.3.4.
     “Affiliate” shall mean any Person, which, directly or indirectly, is in control of, is controlled by, or is under common control with another Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such latter Person possesses, directly or indirectly, the power either to direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.
     “Affiliate Payment” shall mean, with respect to a Qualifying Project, an amount payable to (i) Issuer, LGEI, Distributor or any of their respective Affiliates, (ii) any officer, director or management of Issuer, LGEI or Distributor or any entity in which officer, director or management of Issuer, LGEI or Distributor has any interest or (iii) any officer, director or management of any affiliate of Issuer, LGEI or Distributor or any entity in which any officer, director or management of any affiliate of Issuer, LGEI or Distributor has any interest, excluding in each case payments expressly permitted hereunder; provided, however, that each Executive Producer Fee shall not be considered an Affiliate Payment.
     “Agreement” means this Master Distribution Agreement, as amended, supplemented or otherwise modified, renewed or replaced from time to time, and references to “Schedules” and “Sections” refer to Schedules and Sections of this Agreement.
     “Ancillary Rights” means and includes, without limitation, the right to exploit all ancillary, incidental and subsidiary rights in and to any Funded Qualifying Project, including, without limitation, all Merchandising, commercial tie-ins, music, music publishing, soundtrack, photonovel, novelization, screenplay publication, interactive media, multi-media, and theme park (or other “themed” or location-based attraction) rights.
     “Applicable Law” shall mean all provisions of statutes, rules, regulations and orders of the United States of America, any state thereof or municipality therein or of any foreign governmental body or of any regulatory agency applicable to the Person in question, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.
     “Appellate Arbitrators” has the meaning set forth in Section 13.2.
     “Arbitral Board” has the meaning set forth in Section 13.1.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are required or permitted to close in either the Province of Quebec or the State of California.
     “CIPO” shall mean the Canadian Intellectual Property Office.
     “Co-Financier” means a Person that is not an Affiliate of LGEI, the Issuer or the Distributor who makes an investment in a Qualifying Project pursuant to a Co-Financing Transaction.
     “Co-Financing Amount” means, with respect to a Qualifying Project, all amounts actually received by Issuer or its Affiliates on a non-refundable basis from any Co-Financing Transaction; provided, however, that Co-Financing Amounts shall exclude any Co-Financing Participations.
     “Co-Financing Participation” means any amount payable to any Person that is not an Affiliate of LGEI in connection with a Co-Financing Transaction, including pass through and defeasance amounts.
     “Co-Financing Transaction” means, with respect to a Funded Qualifying Project, (i) tax advantaged financing transactions, including, without limitation, tax credits, government incentives, labor credits, sale/leaseback transactions, governmental subsidy/rebate programs or similar transactions and other so-called “soft money” transactions, in each case, that are contemplated to create a so-called “soft money” benefit, or (ii) a transaction pursuant to which a Person that is not an Affiliate of LGEI makes an equity investment in such Funded Qualifying Project.
     “Defect Notice” has the meaning set forth in Section 8.1.
     “Delivery” has the meaning set forth in Section 8.1.
     “Delivery Materials” means (a) for any Funded Qualifying Project that is a Film Production, those materials listed on Schedule “DM” and (b) for any Funded Qualifying Project that is neither a Film Production nor a Television Production (e.g. a “direct-to-video” Production), such materials as Distributor shall notify Issuer in writing no less than ***** prior to Delivery of such Funded Qualifying Project.
     “Distribution Expenses” has the meaning set forth in Schedule “GR”.
     “Distribution Fee” has the meaning set forth in Section 4.
     “Distribution Records” has the meaning set forth in Section 7.3.
     “Distribution Rights” means with respect to each Funded Qualifying Project the sole, exclusive and irrevocable right, under copyright, throughout the Term, to (and to license others to) exhibit, distribute, market, display, project, transmit, broadcast, perform, advertise, publicize, exploit, sell copies of, dispose of and otherwise communicate publicly or privately and/or turn to account such Funded Qualifying Project, in whole or in part (and its plot, themes and other elements), and trailers and clips and excerpts therefrom, in any and all languages and versions, in the Territory, on any and all kinds, sizes, gauges and/or widths of film, tape, computer, electronic, digital, on-line transmission by any and every means, method, process or device or other delivery systems now known or hereafter developed, and in all markets and media now known and exploited, now known and hereafter exploited, and not yet known or devised, including, without limitation, Ancillary Rights, Theatrical Rights, Non-Theatrical Rights, Television Rights and Home Video Rights.
     “Distributor Collateral” has the meaning set forth in Section 19.
     “Distributor Security Agreement” has the meaning set forth in Section 19.
     “Distributor Security Interest” has the meaning set forth in Section 19.
     “Encumbrance” means any lien (statutory or other), claim, charge, security, interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.
     “Film Production” means a Production that is intended to be exploited theatrically and specifically excludes a Television Production.

     “Force Majeure” has the meaning set forth in Section 17.
     “Free Television” means (a) exhibition over television broadcast stations, whether network stations or independent stations, where no charge is made to the viewer and/or (b) exhibition by means of satellite or cable television for which subscribing members of the public may pay for the transmission service provided by the satellite or cable system, but do not otherwise pay a premium for the programming transmitted by the satellite or cable system.
     “Funded Qualifying Project” shall mean any Qualifying Project in which the Revenue Participation Holders have purchased a Revenue Participation, and, for the purposes of this Agreement only, in which Distributor has been granted Distribution Rights, the Related Rights and other rights pursuant to Section 2.
     “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time consistently applied (except for accounting changes in response to FASB releases, or other authoritative pronouncements).
     “Gross Receipts” has the meaning set forth in Schedule “GR”.
     “Home Video Rights” means and includes, without limitation, the sole and exclusive right (1) to manufacture, advertise, promote, exploit and distribute the Funded Qualifying Projects on a sale, lease or rental basis directly or through licensees, in all languages, versions, and sizes, on all formats of video devices now known or hereafter known or devised, including, without limitation, (a) any and all forms of videocassettes, cartridges, phonograms, tape, video discs, laser discs, 8mm recordings and any other visual or optical recording, (b) any and all forms of DVD (including, without limitation, HD-DVD and Blu-Ray), DVD-ROM, and Internet access-ready DVDs, CD-I and CD-ROM, Video Compact Discs, or (c) on Videograms, and (2) the right to exploit the Funded Qualifying Projects by means of Video-On-Demand or Near Video-On-Demand, and all forms of digital or on-line exploitation, distribution and/or transmission (including, without limitation, Internet transmission) and computerized or computer-assisted media.
     “Indemnified Party” has the meaning set forth in Section 12.1.
     “Indemnifying Party” has the meaning set forth in Section 12.1.
     “Issuer Collateral” has the meaning set forth in Section 20.
     “Issuer Event of Default” has the meaning set forth in Section 11.2.
     “Issuer Obligations” has the meaning set forth in Section 6.2.
     “Issuer Security Agreement” has the meaning set forth in Section 20.
     “Issuer Security Interest” has the meaning set forth in Section 20.

     “JAMS” has the meaning set forth in Section 13.
     “LGEI” means Lions Gate Entertainment Inc., a Delaware corporation.
     “Merchandising” includes, without limitation, the right to create and exploit computer, video and other electronic games based upon a Funded Qualifying Project or any element thereof, including, without limitation, the sole and exclusive right to create or license the creation of interactive programs, whether in CD-ROM, DVD (including, without limitation, HD-DVD and Blu-Ray), set-top or arcade formats; and the right to create and exploit toys, comic books and so-called “making of books,” apparel, food and beverages, posters, and any and all other commodities, services or items based upon a Funded Qualifying Project or any element thereof.
     “Near Video-On-Demand” incorporates the definition of Video-On-Demand, except that, instead of the consumer determining the starting time for viewing the Funded Qualifying Project, the consumer is able to select the starting time from viewing times determined by the provider, where the provider permits a selection of starting times not more than 15 minutes apart.
     “Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
     “Non-Theatrical Markets” means and includes, without limitation, airlines, schools, libraries, hospitals, hotels, Army, Navy, Air Force and other military or armed services installations, and ships at sea flying the flag of a country in the Territory or which are serviced from within the country of such flag, and other institutions that typically license recorded entertainment materials from programming suppliers.
     “Non-Theatrical Rights” means and includes, without limitation, the sole and exclusive right to exploit the Funded Qualifying Projects in Non-Theatrical Markets by any and all means, whether now known or hereafter known or devised.
     “Other Releasing Costs” shall mean, with respect to a Funded Qualifying Project, the aggregate of the following costs and expenses, which costs and expenses shall be actual out-of-pocket costs and expenses paid or payable within *****: home video/DVD manufacturing, duplication, shipping and marketing costs for such Funded Qualifying Project and all other actual out-of-pocket distribution, manufacturing or other costs and expenses paid to an unaffiliated third party (other than participations, residuals, or as otherwise included in P&A Costs, Direct Costs, or otherwise duplicated costs) with respect to such Funded Qualifying Project.
     “P&A Costs” shall mean, with respect to a Funded Qualifying Project that is a motion picture, the aggregate of the following costs, which costs shall be actual out-of-pocket costs paid or payable within ***** or incurred not later than ***** after the date of the first theatrical release: all prints, marketing, advertising, promotion and publicity costs incurred in the exercise by Distributor of the theatrical distribution rights in such Funded Qualifying

Project (i) in the United States; and (ii) for any other territory in which Distributor directly distributes such Funded Qualifying Project.
     “Pay-Per-View” means exhibition over a service for which subscribers pay a premium on a per-program basis for each program which they choose to receive.
     “Pay Television” means exhibition over a service for which subscribers pay a premium for the programming transmitted (e.g., HBO).
     “Permitted Encumbrances” means: (a) Encumbrances for taxes not yet due and payable; (b) Encumbrances arising from and pursuant to the Transaction Documents; (c) Encumbrances arising in the ordinary course of production of a Production, including, without limitation, those arising out of or with respect to or pursuant to any collective bargaining agreement (e.g., guild liens, possessory liens of laboratories, transfer facilities and other post-production facilities); (d) Encumbrances created under any distribution agreement entered into with a Subdistributor in the ordinary course of business in connection with the distribution or exploitation of any Funded Qualifying Project; (e) Encumbrances created pursuant to the terms of any Co-Financing Transaction; (f) Encumbrances in favour of any completion guarantor providing a completion guarantee for any Funded Qualifying Project; (g) Encumbrances in favour of any interim financier of the production costs for a Funded Qualifying Project; and (h) the Senior Lender Encumbrances.
     “Person” shall mean any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.
     “Proceedings” has the meaning set forth in Section 13.
     “Production” means any motion picture or television production of every kind and character whatsoever, including, without limitation, all present and future technological developments, whether produced by means of any photographic, electrical, electronic, optical, mechanical or other processes or devices now known or hereafter devised, and their accompanying devices and processes whereby pictures, images, visual and aural representations are recorded or otherwise preserved for projection, reproduction, exhibition, or transmission by any means or media now known or hereafter devised in such manner as to appear to be in motion or sequence, including, without limitation, computer generated pictures and graphics other than video games.
     “Production Specifications” shall mean, in respect of each Funded Qualifying Project, the documents or items pre-approved in writing by the Revenue Participation Holders in respect of such Funded Qualifying Project pursuant to the RP Purchase Agreement.
     “Rebate Costs” has the meaning set forth in Section 7.4.
     “Rebates” has the meaning set forth in Section 7.4.

     “Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.
     “Residuals” shall mean the costs incurred and payments required under applicable collective bargaining agreements (in all applicable jurisdictions) by reason of or as a condition to use or exhibition of a Funded Qualifying Project in any media.
     “Revenue Participation Holders” shall mean SGF and LGEI and each of their respective permitted successors and assigns, and “Revenue Participation Holder” means any one of them.
     “RPMRR” shall mean the Register of Personal Movable Real Rights (Quebec).
     “Rules” has the meaning set forth in Section 13.
     “Senior Lender Encumbrances” shall mean the Encumbrances in favour of the Senior Lenders and the Senior Loan Administrative Agent.
     “Senior Lender InterCreditor” shall mean the intercreditor agreement to be entered into by SGF and the Senior Loan Administrative Agent.
     “Senior Lenders” shall mean the lenders in the Senior Loan Syndicate.
     “Senior Loan Administrative Agent” shall mean JP Morgan Chase Bank, National Association.
     “Senior Loan Syndicate” shall mean the senior credit facilities in favour of Lions Gate Entertainment Corp. and LGEI administered by the Senior Loan Administrative Agent.
     “Settlement Date” means, the ***** following the end of an Accounting Period.
     “Settlement Report” has the meaning set forth in Section 7.2.
     “SGF” means SGF Entertainment Inc. and its successors and assigns.
     “Short Form License Agreement” has the meaning set forth in Section 10.2.3.
     “Subdistributor” has the meaning set forth in Section 4.2.
     “Television Production” means a Production that is intended to be exploited on any form of television including, without limitation, Free Television, Pay Television and Pay-Per-View and specifically excludes a Production exploited theatrically.
     “Television Rights” means and includes, without limitation, the sole and exclusive right to exploit the Funded Qualifying Projects by means of television signal, without regard as to how such signal is distributed (e.g., broadcast over the air, or via satellite, fiberoptic cable, telephone wire, or any and all forms of Internet, wireless or other computer or digital technology, or any other form of technology, now known or hereafter known or devised. Television Rights includes, without limitation, the right to exploit the Funded Qualifying Projects via Pay Television, Pay-Per-View and Free Television.
     “Term” means, with respect to a Funded Qualifying Project, the duration of time that Issuer owns and/or controls the Distribution Rights for such Funded Qualifying Project.
     “Territory” means, with respect to a Funded Qualifying Project, those countries and territories for which Issuer owns and/or controls all or a portion of the Distribution Rights.
     “Theatrical Rights” means and includes, without limitation, the sole and exclusive right to rent, lease, license, exhibit, distribute and otherwise deal in and with the Funded Qualifying Projects for viewing by the public in theatres, in any and all languages or versions, and including, without limitation, the right to enter into rentals, leases and licenses respecting all theaters or other places of public viewing, without regard as to how the Funded Qualifying Projects are distributed to theatres (e.g., on any and all sizes and gauges of film, tape or disc or distribution to theatres by any other means, whether now known or hereafter known or devised, including, without limitation, satellite, cable or other electronic transmission).
     “Third Party Participation” means, with respect to a Funded Qualifying Project, any amount payable to any Person other than (i) LGEI, Issuer, Distributor or any Affiliate thereof or (ii) any officer, director, management employee of any of LGEI, Issuer, Distributor or any Affiliate thereof, whether characterized as a deferment, gross participation, net participation, profit participation, contingent compensation, box office bonus, award or credit bonus, or otherwise which amount is based, dependent, computed, or payable, in whole or in part, on the net or gross receipts, earnings, or proceeds derived from such Funded Qualifying Project or any percentage of the foregoing or is payable at such time as any such receipts, earnings, or proceeds equal a specified amount whether such receipts, earnings, or proceeds are computed in the same manner as provided in the Distribution Agreement or are otherwise computed or any similar type of payment or the economic equivalent thereof. For the avoidance of doubt, (a) a “Third Party Participation” shall include, “deferments” payable in connection with a Funded Qualifying Project which are fixed obligations in a definite amount whether or not the receipts, earnings, or proceeds of such Funded Qualifying Project equal a specified amount, and (b) a “Third Party Participation” shall not include Co-Financing Participations unless (i) the contractual arrangements with a Co-Financier require such Co-Financier’s Co-Financing Participation to be paid from Gross Receipts in the same position in the Waterfall as Third Party Participations and (ii) such contractual arrangements have been disclosed to the Revenue Participation Holders in the Production Specifications.
     “Third Party Payments” has the meaning set forth in Section 6.1.
     “UCC” shall mean the Uniform Commercial Code, as applicable in the State of Delaware.
     “USCO” shall mean the United States Copyright Office.

     “Videograms” means and includes, without limitation, any and all forms of computer software, or any configuration of computer software and technology, for private use by consumers by any means, whether now known or hereafter known or devised.
     “Video-On-Demand” means and includes, without limitation, the transmission of a Funded Qualifying Project through any method now known or hereafter devised, including, without limitation, broadcast television signal, whether analog or digital, or via satellite, cable, telephone wire, fiberoptics, cyberspace, Internet or other computerized or digital technology, on-line transmission, every sort of electronic transmission or any and all other delivery systems, to a television receiver, computer monitor or other comparable display, whereby the consumer can select the Funded Qualifying Project from a central library and whereby the consumer determines the starting time of the Funded Qualifying Project.
     “Waterfall” has the meaning set forth in Section 6.3.
     1.2 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including”, and the words “to” and “until” each mean “to but excluding”.
     1.3 Accounting Terms / Ratios.
          1.3.1 Except as otherwise expressly provided herein or in the RP Purchase Agreement, all accounting terms not defined herein or in the RP Purchase Agreement shall be construed in accordance with GAAP.
          1.3.2 All calculations of financial ratios hereunder shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater, and rounded down if otherwise.
     1.4 Rules of Construction. Unless the context otherwise clearly requires:
          1.4.1 whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;
          1.4.2 the word “will” shall be construed to have the same meaning and effect as the word “shall”;
          1.4.3 any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modification set forth herein);
          1.4.4 any reference to any law herein shall be construed as referring to such law as from time to time amended;

          1.4.5 any reference herein to any Person, or to any Person in a specified capacity, shall be construed to include such Person’s successors and assigns or such Person’s successors in such capacity, as the case may be;
          1.4.6 the words “herein,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Schedule, Section, or other subdivision;
          1.4.7 to the extent that there are any inconsistencies with the terms and conditions of this Agreement and the terms and conditions of the RP Purchase Agreement, the terms and conditions of the RP Purchase Agreement shall prevail; and
          1.4.8 all capitalized terms not otherwise defined herein shall have the meaning attributed thereto in the RP Purchase Agreement and shall be incorporated herein as if herein recited at length.
2. GRANT OF RIGHTS.
     2.1 Issuer hereby grants and conveys the Distribution Rights to Distributor, to the extent owned or controlled by Issuer.
     2.2 Issuer hereby grants the Related Rights to Distributor, to the extent owned or controlled by Issuer.
     2.3 Distributor shall have the sole and exclusive right to advertise, publicize, promote and market each Funded Qualifying Project by any means in the Territory and over the Internet.
     2.4 Issuer shall not release or disclose any information, advertising or publicity relating to any Funded Qualifying Project in the Territory without Distributor’s prior written approval.
3. EXPLOITATION DECISIONS.
     3.1 Subject to the terms of the RP Purchase Agreement and the terms and conditions of this Agreement, Distributor shall have absolute discretion concerning the exploitation of each Funded Qualifying Project, including the right to release and distribute (and/or refrain from releasing and distributing) each Funded Qualifying Project in such manner and media, and through such releasing or distribution entity or entities (and/or to engage such Subdistributors or licensees). Issuer agrees that any such determination on the part of Distributor and its sublicensees regarding any matter affecting the exploitation of a Funded Qualifying Project shall be binding and conclusive upon Issuer. Without limiting the foregoing:
          3.1.1 Distributor may, at its discretion, prepare closed-captioned versions of the Funded Qualifying Projects and use excerpts, clips and trailers thereof for advertising and promotional purposes.

          3.1.2 Distributor may incorporate onto Videograms of a Funded Qualifying Project (A) preceding and/or following the main and end titles of such Funded Qualifying Project, Distributor’s or any of Distributor’s, sublicensees’, Affiliates’ and affiliated licensees’ names, trademarks, logos, trailers, clips, (B) excerpts of other Funded Qualifying Projects, (C) Distributor’s standard “opening” and “closing” sequences, including, without limitation, an introductory visual “logo” with or without music, (D) any legal notices or other information which Distributor determines is necessary, (E) paid advertising (provided monies received from such paid advertising shall be included in Gross Receipts) and (F) any so-called “making of” or “behind the scenes” documentary footage or programming, including, without limitation, any part of the electronic press kits, featurettes, interviews, television specials and publicity clips prepared in connection with such Funded Qualifying Project.
          3.1.3 Distributor may incorporate trailers, clips or excerpts of a Funded Qualifying Project on Videograms of other Productions and may incorporate trailers, clips or excerpts of other Productions on Videograms of a Funded Qualifying Project.
          3.1.4 Distributor shall have the right, at its discretion, to either make any and all changes and modifications in a Funded Qualifying Project (including, without limitation, its title) which Distributor shall determine to be necessary or desirable by reason of censorship, registration (i.e. ratings) or other requirements of governmental or other authorities or law, all at Issuer’s sole cost and expense as part of the Distribution Expenses of such Funded Qualifying Project. Issuer agrees to cooperate with Distributor to clear customs, registrations and censorship or similar authorities and any fees associated therewith may be deductible from any amounts payable to Issuer. Distributor shall have the right to select, designate or change the title of a Funded Qualifying Project in its discretion and to release such Funded Qualifying Project in any or all parts of the Territory under such title or titles as Distributor may designate.
          3.1.5 Distributor may include Distributor’s (or one or more of Distributor’s or any of Distributor’s sublicensees’, affiliates’ and affiliated licensees’ names) name, logo, trademark or emblem in such manner, position, form and substance as Distributor may elect on the prints of the Funded Qualifying Projects, and on all advertising and publicity materials for the Funded Qualifying Projects (including, without limitation, any trailers of the Funded Qualifying Projects), together with such words as Distributor may elect indicating that such Funded Qualifying Projects are being distributed by Distributor or any of Distributor’s sublicensees’, affiliates’ and affiliated licensees’ names.
     3.2 Maximizing Gross Receipts. Distributor shall use diligent efforts and skill (consistent with the quality standards of first-class distributors of Productions) in the distribution and exploitation of the Funded Qualifying Projects in all media throughout the Territory to maximize Gross Receipts, including, without limitation, obtaining any permits permissions and/or clearances necessary to exploit the Funded Qualifying Projects in all territories throughout the Territory.

     3.3 Copies of License Agreements. Distributor shall provide Issuer with copies of all license agreements entered into by the Distributor in connection with any Funded Qualifying Project or any rights therein, promptly upon execution thereof.
     3.4 Theatrical Release of Film Productions. For each Funded Qualifying Project that is a Film Production, Distributor shall release such Funded Qualifying Project theatrically. The size, date, cost and scope of such theatrical release shall be determined in the sole discretion of Distributor and in accordance with the standards of first-class distributors of Productions taking into account its theatrical release pattern for films of a similar genre and budget.
4. DISTRIBUTION FEE
     4.1 Distribution Fee. For each Funded Qualifying Project, Distributor shall be entitled to receive a distribution fee, on an uncrossed basis with all other Funded Qualifying Projects (the “Distribution Fee”), in an amount equal to ***** for such Funded Qualifying Project, escalating on a prospective basis only to ***** for such Funded Qualifying Project at such time, if ever, as the sum of the aggregate amount actually paid to SGF pursuant to the RP Purchase Agreement on account of its Revenue Participation for such Funded Qualifying Project shall equal ***** paid by SGF for such Revenue Participation, and further escalating on a prospective basis only to ***** for such Funded Qualifying Project at such time, if ever, as the sum of the aggregate amount actually paid to SGF pursuant to the RP Purchase Agreement on account of its Revenue Participation such Funded Qualifying Project shall equal ***** paid by SGF for such Revenue Participation; provided, however, that the Distributor shall not be entitled to a Distribution Fee on any Gross Receipts relating to the principal license fee payable by a U.S. licensee for any Funded Qualifying Project that is a Television Production. Any escalation in the Distribution Fee for a Funded Qualifying Project, and the date of such escalation, shall be indicated in the Settlement Report for such Funded Qualifying Project for the Accounting Period in which such escalation occurred. In the event that SGF contests the amount actually paid to SGF pursuant to the RP Purchase Agreement on account of its Revenue Participation for such Funded Qualifying Project, then the Distribution Fee shall not escalate to ***** (as the case may be), until such time as the parties hereto have had the opportunity to review and agree on such amount, and the date upon which such amount was actually paid to SGF, and any overpayment of such Distribution Fee shall be corrected in the Settlement Report for the next Accounting Period (or Accounting Periods, if Gross Receipts are not sufficient to correct such overpayment in such next Accounting Period).
     4.2 Subdistribution. Distributor shall be entitled to the Distribution Fees set forth above, in any part of the Territory where Distributor exploits each Funded Qualifying Project either directly or through a third party that is not an Affiliate of Distributor to which all or part of the Distribution Rights are licensed or sublicensed (“Subdistributor”), regardless of the amounts retained by any such Subdistributor.

5. DISTRIBUTION EXPENSES.
     All Distribution Expenses incurred in connection with the Distribution of each Funded Qualifying Project in the Territory shall be advanced by Distributor and recouped as provided in Section 6.
6. ALLOCATION OF GROSS RECEIPTS.
     6.1 Third Party Payments. All Third Party Participations, Residuals, music synchronization, performance and other mechanical fees, and any other license fees (including, without limitation, all literary, all EU copyright directives, artistic, musical, technological and/or intellectual property rights fees) in connection with each Funded Qualifying Project shall be the obligation of Issuer and shall not be the obligation of Distributor (collectively, “Third Party Payments”). Issuer shall deliver each Funded Qualifying Project free and clear of any Encumbrances, other than Permitted Encumbrances. Upon Delivery of a Funded Qualifying Project to Distributor in accordance with the terms of this Agreement, Distributor shall assume any applicable union and/or guild payment obligation(s) due to such union(s) and/or guild(s) as a result of Distributor’s exploitation of the Distribution Rights for such Funded Qualifying Project in the Territory and each payment made by Distributor in respect of such obligations shall be considered a Third Party Payment.
     6.2 Paymaster Services. So long as Distributor controls the Distribution Rights with respect to a Funded Qualifying Project, then with respect to each such Funded Qualifying Project during the Term, Distributor agrees to (i) provide to Issuer paymaster services in connection with the payment of Third Party Payments and other Distribution Expenses for such Funded Qualifying Project and (ii) advance, on behalf of Issuer the Third Party Payments and other Distribution Expenses (the “Issuer Obligations”). Distributor’s agreement to pay Issuer Obligations in its capacity as paymaster pursuant to the immediately preceding sentence is subject to Distributor’s timely receipt from Issuer of all contractual provisions and cost and participation information relating to the Funded Qualifying Projects which Issuer hereby agrees to provide on a timely basis. Distributor shall be entitled to fully recoup, as a Distribution Expense, any amount advanced in respect of Issuer Obligations, including any amount paid by Distributor on account of Third Party Payments, out of Gross Receipts.
     6.3 Allocation of Gross Receipts. Subject to any rights and remedies of Distributor as set forth in this Agreement, Distributor shall, on an ongoing and continuing basis, deduct and allocate the following items from Gross Receipts from each Funded Qualifying Project, on a continuing basis in the following order of priority (the “Waterfall”):
          6.3.1 First, to the payment of any required Third Party Payments, including, without limitation, any Co-Financing Participations that are included in such Third Party Payments; provided however, that all unreimbursed Third Party Payments and Co-Financing Participations paid or earned prior to or during such Accounting Period shall be retained by Distributor; provided further, however, that if a Co-Financing Transaction requires that such Co-Financing Participation be paid at a higher or lower level of the Waterfall, then such Co-Financing Participation shall, with respect to the Gross Receipts received in connection with such applicable Funded Qualifying Project, be deducted and paid to such co-financing participant at such applicable level of the Waterfall; provided further, however, that if the contractual arrangements relating to a Third Party Payment require that such Third Party Payment be paid at a higher or lower level of the Waterfall, then such Third Party Payment shall, with respect to the Gross Receipts received in connection with such applicable Funded Qualifying Project, be deducted and paid to such the applicable third party participant at such applicable level of the Waterfall.
          6.3.2 Second, to Distributor on account of the Distribution Fee for such Accounting Period;
          6.3.3 Third, To Distributor on account of all unreimbursed Distribution Expenses paid or incurred during or prior to such Accounting Period shall be retained by Distributor (for purposes of the foregoing, “incurred” shall mean Distribution Expenses that Distributor is obligated to pay to third parties prior to or during the applicable Accounting Period), which amounts shall include all unreimbursed Third Party Payments paid or earned prior to or during such Accounting Period (for purposes of the foregoing, “earned” shall mean with respect to third parties the amount that Distributor is contractually obligated to pay to such third parties as a result of the calculation of revenues and expenses recognized, or events occurring, during the Accounting Period in question, and, with respect to Residuals, amounts that Distributor is contractually obligated to pay pursuant to collective bargaining agreements with all applicable guilds as a result of the calculation of revenues and expenses recognized during the Accounting Period in question); and
          6.3.4 Fourth, all remaining amounts (“Adjusted Receipts”) shall be distributed to the Revenue Participation Holders (and, if applicable, (a) any Co-Financier, on account of Co-Financing Participations and (b) any third party recipient of a Third Party Payment), as set forth in the RP Purchase Agreement.
     6.4 Gross Receipts Not Crossed. Gross Receipts shall be disbursed through the Waterfall on a Funded Qualifying Project-by-Funded Qualifying Project and Gross Receipts from one Funded Qualifying Project will not be crossed with Gross Receipts from any other Funded Qualifying Project.
7. ACCOUNTING / SETTLEMENT REPORTS / AUDIT.
     7.1 Accounting Period. Distributor shall account to Issuer with respect to each Funded Qualifying Project distributed by Distributor hereunder for each Accounting Period.
     7.2 Settlement Reports. On each Settlement Date, Distributor shall render to Issuer (with a copy to each Revenue Participation Holder, provided that Distributor’s inadvertent failure to provide such copy to any Revenue Participation Holder shall be a breach of this Agreement) a settlement report for each Funded Qualifying Project (each, a “Settlement Report”). Each Settlement Report shall be delivered by Distributor to Issuer on each Settlement Date together with any sums being shown due to Issuer. Settlement Reports rendered by Distributor may be changed from time to time to give effect to year-end adjustments made by Distributor’s accounting department or public accountants, to items overlooked, to correct errors, or to reflect any indebtedness which may become uncollectible for any similar purposes. Should Distributor make any overpayment to Issuer hereunder for any reason, Distributor shall have the right to deduct and retain for its own account an amount equal to any such overpayment from any sums that may thereafter become due or payable by Distributor to Issuer or for Issuer’s account. Should Distributor make any underpayment to Issuer hereunder for any reason, Distributor shall on the next succeeding Settlement Date pay to Issuer an amount equal to any such underpayment; provided, however, that all amounts payable to Issuer hereunder shall be subject to all laws and regulations now or hereafter in existence requiring the deduction or withholding of payments for income or other taxes payable by or assessable against Issuer arising out of or in connection with this Agreement. Distributor shall have the right to make such deductions and withholdings, and the payment thereof to the governmental agency concerned in accordance with its interpretation in good faith of such laws and regulations shall constitute payment hereunder to Issuer, and Distributor shall not be liable to Issuer for the making of such deductions or withholdings or the payment thereof to the governmental agency concerned. In any such event Issuer shall make and prosecute any and all claims which it may have (and which it desires to make and prosecute) with respect to the same directly with the governmental agency having jurisdiction in the premises.
     7.3 Accounting Records. Books of account in respect of the distribution of each Funded Qualifying Project (which books of account are hereinafter referred to collectively as the “Distribution Records”), shall be kept at Distributor’s or its Affiliates’ various offices (both in the United States and abroad) where generated or customarily kept, for as long as such Distribution Records are customarily retained by such office (provided, however, that the foregoing obligation shall not apply to any Subdistributors of a Funded Qualifying Project) and in the form customarily maintained by Distributor or such Affiliates.
     7.4 Audits. Issuer and each Revenue Participation Holder shall each have the right, at its own expense, but not more than *****, to audit the Distribution Records at the aforesaid office in order to verify the Settlement Reports rendered hereunder in connection with each Funded Qualifying Project. Any such audit shall be conducted only by a certified public accountant during reasonable business hours and in such manner as not to interfere with Distributor’s normal business activities, shall not continue for more than ***** and be conducted by a third party accounting firm approved by the Revenue Participation Holders (Sills & Adelmann, Hacker, Douglas & Company, and any of the so-called “Big-Four” accounting firms are hereby pre-approved), provided that no such firm is compensated on a “percentage of recovery” basis, it being understood that Distributor shall have the right to approve any “percentage of recovery” retainer), provided, however, that such third party accounting firm shall agree in writing, for the benefit of Distributor, to be bound by the same duties of confidentiality arising under this Agreement and the RP Purchase Agreement. The Issuer and each Revenue Participation Holder shall be entitled to conduct the audit within ***** of the Issuer or each Revenue Participation Holder’s notice to conduct the audit. Issuer shall not have the right to examine or inquire into any matters or items which are contained in any such Settlement Report after the expiration of ***** from and after the date of receipt of such Settlement Report, and such Settlement Report shall be final and conclusive upon Issuer upon the expiration of such ***** period notwithstanding that the matters or items embraced by or contained therein may later be contained or referred to in a cumulative statement pertaining to more than one Accounting Period. Except in the context of litigation, such cumulative statement shall not be subject to audit by Issuer to the extent the material contained therein was first reflected on a Settlement Report submitted more than ***** prior to the date of mailing of such cumulative statement. Issuer shall be forever barred from maintaining or instituting any action or proceeding based upon, or in any way relating to, any transactions had by Distributor, its Affiliates, or its licensees, in connection with the Funded Qualifying Projects which are reflected on any Settlement Report rendered hereunder, or the accuracy of any item appearing therein, unless written objection thereto stating with specificity the particular transaction(s) or item(s) to which Issuer objects shall have been delivered by Issuer to Distributor prior to the expiration of the ***** period with respect to such Settlement Report unless such action or proceeding is commenced within such period. Notwithstanding the foregoing, a notice of intention to conduct an audit or to institute litigation shall interrupt each aforementioned ***** period. In the event the audit is not conducted or litigation instituted within a reasonable delay from the date of such notice, the right to conduct such audit or institute litigation shall terminate ***** from a written notice thereof by the Distributor. The Issuer and each Revenue Participation Holder shall be entitled to examine: all licensing, distribution and sub-distribution agreements relating to Funded Qualifying Projects. If a Funded Qualifying Project has been distributed, licensed, sub-distributed or packaged with Productions which are not Funded Qualifying Projects (“Packaged Projects”), the Issuer and each Revenue Participation Holder shall be entitled to examine all licensing, distribution and sub-distribution agreements in connection with such Funded Qualifying Project and such Packaged Projects, as well as all accounts, records, Distribution Records, Settlement Reports and documents which set forth, inter alia, the price allocation for such Funded Qualifying Project and such Packaged Projects. In connection with the delivery of each Settlement Report, Distributor shall provide an officer’s certificate that (i) sets forth the amount of all rebates, advances and credits allocated to one or more Funded Qualifying Projects pursuant to agreements with film processing laboratories or other home video replication entities (e.g., film duplication advances) for such Accounting Period (collectively, “Rebates”) (on a Production by Production basis), (ii) the aggregate amount, if any, of any out-of-pocket third party costs (“Rebate Costs”) incurred in acquiring such Rebates allocated to one or more Funded Qualifying Projects (on a Production by Production basis), and (iii) certifies that, taking into account all of the facts and circumstances, the Rebates and Rebate Costs were allocated to the Funded Qualifying Projects in a fair and reasonable manner. To the extent that the results of an audit of the Distribution Records reveals that additional Adjusted Receipts are due to Issuer, Distributor agrees to pay such sums to Issuer together with interest thereon at LIBOR, accruing from the date such amount should have been paid to Issuer.
     7.5 Statements and Payments. All statements and payments contemplated by this Agreement shall be sent to the respective parties address as set forth in Section 16.
8. DELIVERY.

     8.1 Definition and Procedures. Issuer shall deliver each Funded Qualifying Project in strict conformity with the Production Specifications applicable to such Funded Qualifying Project. “Delivery” shall mean Distributor’s receipt, at Issuer’s sole cost and expense, of all Delivery Materials applicable to each Funded Qualifying Project. If all the Delivery Materials are not timely delivered to Distributor, or if any of the Delivery Materials are incomplete or technically unacceptable, or if the Funded Qualifying Project does not conform to the Production Specifications, Distributor shall notify Issuer in writing specifying the defects (“Defect Notice”). Such Defect Notice shall be delivered within ***** of receipt by Distributor of the last item required for Delivery sent by Issuer. If Issuer fails to cure the specified defects within ***** from the date such Defect Notice was sent, or if Issuer fails to timely deliver the Funded Qualifying Project, Distributor may secure acceptable replacements and withhold from Adjusted Receipts or any other amounts due to Issuer Distributor’s reasonable estimate of the cost of conforming the Funded Qualifying Project and or delivery of the Funded Qualifying Project to the requirements of this Agreement. Notwithstanding the foregoing, approval by Distributor of less than all Delivery Materials or any release of the Funded Qualifying Project shall not be deemed a waiver by Distributor of Issuer’s obligation of complete Delivery of the Funded Qualifying Project hereunder. Under no circumstances shall Issuer be relieved of the obligation to complete Delivery of all of the Materials required hereunder, unless Distributor shall so notify Issuer in writing designating the particular Materials which need not be delivered by Issuer to Distributor.
9. REPRESENTATIONS AND WARRANTIES.
     9.1 Representations and Warranties by each Party. Each party hereby severally represents, warrants and agrees as follows:
          9.1.1 Organization and Related Matters. Such party (i) is duly organized, validly existing and in good standing under the laws of the applicable state and/or country in which it is organized; (ii) has all necessary power and authority to carry on its business as now being conducted; and (iii) has the necessary power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.
          9.1.2 Authorization. The execution, delivery and performance of this Agreement and any related agreements by such party has been duly and validly authorized by all necessary action on the part of such party. This Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.
          9.1.3 No Conflicts. The execution, delivery and performance of this Agreement and any related agreements by such party will not violate or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under (i) the charter documents of such party; (ii) any law to which such party is subject; or (iii) any contract to which such party is a party that is material to the financial condition, results of operations or conduct of the business of such party.

     9.2 Representations and Warranties of Issuer. With respect to each Funded Qualifying Project, Issuer represents and warrants to Distributor as of the date of the Short Form License Agreement with respect to each Funded Qualifying Project (except with respect to the representations and warranties in Section 9.2.1 which are made as of the date hereof):
          9.2.1 Clear Title. Issuer has not entered into any agreement with or made any Obligations to any third party with respect to such Funded Qualifying Project which might conflict or interfere with or adversely affect any of the provisions of this Agreement or the use or enjoyment by Distributor of any of the Distribution Rights granted to it hereunder. Issuer has not sold, assigned, transferred or conveyed, and will not sell, assign, transfer or convey, to any party any right, title or interest in and to such Funded Qualifying Project or any part thereof, or in and to the dramatic or literary material upon which it is based, adverse to or in derogation of the Distribution Rights granted to Distributor.
          9.2.2 Litigation. Such Funded Qualifying Project and the Distribution Rights granted to Distributor as contemplated hereunder will not, and there has been no claim that the Funded Qualifying Project does, infringe upon, violate or conflict with any rights whatsoever of any Person. There is not now outstanding any litigation or threatened litigation, or any claims, demands, investigations or threats of claims, with respect to the Funded Qualifying Project, the literary, dramatic or musical material upon which the Funded Qualifying Project is based, or which is used therein, or the physical properties thereof.
          9.2.3 Funded Qualifying Project.
                 9.2.3.1. Copyright. The Funded Qualifying Project has been duly and properly registered (and, if appropriate, renewed) for copyright in the United States by or on behalf of the owner of such copyright, or can be so registered (and, if appropriate, renewed), and the copyrights in the Funded Qualifying Project and the literary, dramatic and musical materials upon which the Funded Qualifying Project is based, or which are contained in the Funded Qualifying Project, are and will be valid and subsisting during the Term throughout the Territory.
                 9.2.3.2. Compliance. The Funded Qualifying Project, and all parts thereof, will be, or has been produced in compliance with any and all relevant laws, rules and regulations, whether state, federal, international or local (i.e., those imposed by any union, guild or labor organization), applicable to the production and completion of Productions.
                 9.2.3.3. Accurate Delivery. All deliverables required to be delivered by Issuer pursuant to the Delivery Schedule, including, without limitation, cast lists, credits, “paid ad” and talent restrictions statements, and copies of documents, are complete and accurate and Distributor will incur no liability to any third party from its reliance thereon and/or compliance therewith.

10. COVENANTS.
     10.1 Covenants Applicable to Each Party. Each Party to this Agreement hereby covenants to the other that it will at all times:
          10.1.1 Compliance with Laws, Etc. Comply in all material respects with all Applicable Law.
          10.1.2 Payment of Taxes, Etc. Pay and discharge or otherwise satisfy, before the same shall become delinquent or subjected to penalty, all taxes imposed upon it or its property which are due, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, if any, and reserves in conformity with GAAP with respect thereto have been provided on the books and records of such Party or any consolidated group to which such Party is a party.
          10.1.3 Preservation of Existence, Etc. (i) Preserve and maintain its corporate existence, and (ii) qualify and remain qualified in good standing as a foreign corporation under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, and (iii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business.
     10.2 Covenants of Issuer. Issuer hereby covenants to Distributor that it will at all times:
          10.2.1 Keeping of Books. Implement and maintain administrative and operating procedures, and keep and maintain at such place or places as may from time to time be customary pursuant to its ordinary business practices, all documents, books, records and other information, reasonably necessary in connection with the activities of such party contemplated by the Transaction Documents.
          10.2.2 Performance of Documents. Timely and fully (A) perform, observe and comply in all material respects with all of the provisions, covenants and other terms required to be performed or observed by it under each Transaction Document to it is a party in accordance with its terms, (B) maintain each such Transaction Document in full force and effect, and (C) make to each other party to each such Transaction Document such demands and requests for information and reports or for action as such party is entitled to make under such Transaction Document.
          10.2.3 Short Form License Agreement. Execute and deliver to Distributor a short form license agreement, in form satisfactory to Distributor, (each, a “Short Form License Agreement”) with respect to each Funded Qualifying Project.
     10.3 Covenants of Distributor. Distributor will at all times, unless consented to in writing by Issuer:

          10.3.1 Allocated Costs. Whenever Distributor (i) makes any expenditures or incurs any liability in respect of a group of Productions which includes one or more of the Funded Qualifying Projects, or (ii) receives from any licensee either a flat sum or a percentage of the receipts, or both, for any right to a group of Productions which includes any of the Funded Qualifying Projects, under any agreement (whether or not the same shall provide for the exhibition, sale, lease or delivery of positive prints of any of said Productions) which does not specify what portion of the license payments apply to the respective Productions in the group (or to such prints or other material, if any, as may be supplied), then, in any and all such situations, Distributor shall, in good faith, include in, or deduct from, the Gross Receipts for any such Funded Qualifying Projects, as the case may be, such sums in a non-discriminatory manner.
          10.3.2 Manner of Distribution. Notwithstanding anything to the contrary contained herein, Distributor will distribute each Funded Qualifying Project (including, without limitation, expending amounts for prints and advertising for each Funded Qualifying Project) in accordance with the standards of first-class distributors of Productions and in a non-discriminatory manner commensurate with the treatment of Productions owned solely by Distributor or an Affiliate thereof, taking into account the genre, budget, marketplace, strength of competition, time of the year, the director, the rating and NRG index scores of such Funded Qualifying Project; provided, however, Distributor is making no representation, warranty or guaranty that any receipts received with respect to any Funded Qualifying Project from any media or territory will be comparable to the receipts received for any other Production distributed by Distributor in such media or territory. The determination whether a Funded Qualifying Project has been distributed in a non-discriminatory manner will be made based upon the overall treatment of the applicable Funded Qualifying Project over all media and territories, rather than on a transaction-by-transaction basis. Subject to the terms and conditions hereof and the RP Purchased Agreement, Distributor shall have complete and exclusive discretion and control (which it shall exercise in a manner consistent with the standards of first-class distributors of Productions of similar genre and budget) as to the time, manner, terms and extent of distribution, exhibition and exploitation of each Funded Qualifying Project, in accordance with such policies, terms and conditions and through such Persons as Distributor in its business judgment (which it shall make in a manner consistent with the standards of first-class distributors of Productions of similar genre and budget) may determine proper or expedient. Except as permitted under or as contemplated by the Transaction Documents, to the extent that Distributor enters into any transactions under this Agreement with Affiliates, Distributor shall do so and shall perform its obligations and enforce its rights thereunder upon terms consistent with those upon which Distributor customarily conducts business at such time, applied on a non-discriminatory basis as if such Funded Qualifying Projects were not subject to this Agreement.
     10.4 Subdistribution. Distributor shall have the sole discretion to sell, subdistribute or license any Distribution Rights and/or Related Rights with respect to any Funded Qualifying Project in a non-discriminatory manner commensurate with the treatment of Productions owned solely by Distributor or an Affiliate thereof. With respect to such subdistribution agreements entered into by Distributor, Distributor shall exercise the same degree of diligence and skill in the performance of its duties in connection therewith as it applies to its or its Affiliates own Productions not subject to this Agreement, and shall take or cause to be taken all such actions as may be necessary or desirable to collect Gross Receipts from time to time, all in accordance with Applicable Law.
11. EVENT OF DEFAULT / REMEDIES.
          11.1 By Distributor; Limitation of Issuer’s Remedies. Upon the occurrence and continuance of a breach by Distributor of any of its agreements, representations, warranties, obligations and covenants set forth herein or the Transaction Documents (each a “Distributor Event of Default”), the sole and exclusive remedy of Issuer or any Revenue Participation Holder for such Distributor Event of Default shall be to bring an action at law to recover damages, and neither Issuer nor any Revenue Participation Holder shall be entitled to any form of equitable relief. In no event shall Issuer, any Revenue Participation Holder or any party transferring rights or rendering services in connection with a Funded Qualifying Project be entitled to terminate or rescind this Agreement or Distributor’s rights with respect to a Funded Qualifying Project or enjoin or restrain or otherwise interfere with Distributor’s distribution, exhibition or other exploitation of any Funded Qualifying Project or Distributor’s use, publication or dissemination of any advertising issued in connection with the Funded Qualifying Project. In furtherance of and without limiting the foregoing, Issuer agrees that it shall not interfere or authorize or cause any other party to interfere with the rights of Distributor and its Subdistributors to quietly and peacefully enjoy and possess all rights in the Funded Qualifying Projects, including, without limitation, all rights under copyright, to the extent owned or controlled by Issuer.
          11.2 By Issuer. Upon the occurrence and during the continuance of a breach by Issuer of any of its agreements, representations, warranties or covenants set forth herein (each a “Issuer Event of Default”), then Distributor shall have the right to terminate this Agreement and to seek any and all remedies available at law and in equity. Notwithstanding the foregoing, Distributor shall not have the right to withhold and reserve from any monies whatsoever payable to Issuer or its designee hereunder, other than amounts relating to any Issuer Obligations.
12. INDEMNIFICATION.
          12.1 Mutual Indemnity. Each party (“Indemnifying Party”) hereby indemnifies, defends and holds harmless the other party and its successors, licensees, assigns, and employees, officers and directors (collectively for the purposes of this Section “Indemnified Party”) from and against any and all liability, loss, damage, cost and expense, including, reasonable attorney’s fees (but excluding lost profits or consequential damages) arising out of any breach or claim by a third party with respect to any warranty, representation or agreement made by the Indemnifying Party herein. The Indemnified Party shall promptly notify the Indemnifying Party of any claim to which the foregoing indemnification applies and the Indemnifying Party shall undertake, at its own cost and expense, the defense thereof. The Indemnified Party may, at its option and expense, engage its own counsel. If the Indemnifying Party fails to promptly appoint competent and experienced counsel, the Indemnified Party may engage its own counsel and the reasonable charges in connection therewith shall promptly be paid by the Indemnifying Party. If the Indemnified Party settles or compromises any such suit, claim or proceeding, the amount thereof shall be charged to the Indemnifying Party, provided that the Indemnifying Party’s reasonable prior approval has been secured.
     12.2 Control of Litigation. Distributor shall have the right to assume the defense of any claim made by a third party and arising from a breach or alleged breach of any representation, warranty or agreement of Issuer hereunder or that otherwise may be subject to the indemnity set forth in Section 12.1. Issuer shall have the right as well as the obligation to consult and cooperate with Distributor in connection with any such claim and, upon Distributor’s request, to furnish Distributor with any and all evidence, materials or other information relevant thereto. Issuer shall have the right (at Issuer’s sole expense) to have Issuer’s own counsel present in connection with the defense of any such claim, provided that such counsel fully cooperates with Distributor’s counsel and in no way interferes with the handling of the case by Distributor’s counsel. Issuer understands and agrees that all aspects of the defense of any such claim, whether as part of any litigation, negotiations or otherwise (including any decision regarding any settlement), shall be controlled by Distributor, Distributor shall be free to use counsel of Distributor’s choice in connection therewith, and such control shall in no way abrogate or diminish Issuer’s obligations under Section 12.1.
13. ARBITRATION.
     All actions or proceedings arising in connection with, touching upon or relating to this Agreement between the parties, the breach thereof and/or the scope of the provisions of this Section 13 (a “Proceeding”) shall be submitted to the Judicial Arbitration and Mediation Service or its successor (“JAMS”) for binding arbitration under its Comprehensive Arbitration Rules and Procedures if the matter in dispute is over ***** or under its Streamlined Arbitration Rules and Procedures if the matter in dispute is ***** (as applicable, the “Rules”) to be held solely in Los Angeles, California, U.S.A., in the English language in accordance with the provisions below.
     13.1 Each arbitration shall be conducted by an arbitral tribunal (the “Arbitral Board”) consisting of a single arbitrator who shall be an attorney or a retired judge with at least ten (10) years experience in commercial matters and the motion picture industry or the television industry, as applicable. The arbitrator shall be mutually agreed upon by the parties. If the parties are unable to agree on an arbitrator, the arbitrator shall be appointed by JAMS. The Arbitral Board shall assess the cost, fees and expenses of the arbitration against the losing party, and the prevailing party in any arbitration or legal proceeding relating to this letter agreement shall be entitled to all reasonable expenses (including reasonable attorney’s fees). Notwithstanding the foregoing, the Arbitral Board may require that such fees be borne in such other manner as the Arbitral Board determines is required in order for this arbitration clause to be enforceable under Applicable Law. The parties shall be entitled to conduct discovery in accordance with Section 1283.05 of the California Code of Civil Procedure; provided that (i) the Arbitral Board must authorize all such discovery in advance based on findings that the material sought is relevant to the issues in dispute and that the nature and scope of such discovery is reasonable under the circumstances; and (ii) discovery shall be limited to depositions and production of documents unless the Arbitral Board finds that another method of discovery (e.g., interrogatories) is the most reasonable and cost efficient method of obtaining the information sought.
     13.2 There shall be a record of the proceedings at the arbitration hearing and the Arbitral Board shall issue a Statement of Decision setting forth the factual and legal basis for the Arbitral Board’s decision. If neither party gives written notice requesting an appeal within ***** after the issuance of the Statement of Decision, the Arbitral Board’s decision shall be final and binding as to all matters of substance and procedure, and may be enforced by a petition to the Los Angeles County Superior Court or such other court having jurisdiction over the parties for confirmation and enforcement of the award. If either party gives written notice requesting an appeal within ***** after the issuance of the Statement of Decision, the award of the Arbitral Board shall be appealed to three neutral arbitrators (the “Appellate Arbitrators”), each of whom shall have the same qualifications and be selected through the same procedure as the Arbitral Board. The appealing party shall file its appellate brief within ***** after its written notice requesting the appeal and the other party shall file its brief within ***** thereafter. The Appellate Arbitrators shall thereupon review the decision of the Arbitral Board (applying the same standards of review and all of the same presumptions) as if the Appellate Arbitrators were a California Court of Appeals reviewing a judgment of the Los Angeles County Superior Court, except that the Appellate Arbitrators shall in all cases issue a final award and shall not remand the matter to the Arbitral Board. The decision of the Appellate Arbitrators shall be final and binding as to all matters of substance and procedure, and may be enforced by a petition to the Los Angeles County Superior Court or such other court having jurisdiction over the parties, which may be made ex parte, for confirmation and enforcement of the award. The party appealing the decision of the Arbitral Board shall pay all costs and expenses of the appeal, including the fees of the Appellate Arbitrators and the reasonable outside attorneys’ fees of the opposing party, unless the decision of the Arbitral Board is reversed, in which event the costs, fees and expenses of the appeal shall be borne as determined by the Appellate Arbitrators.
     13.3 Subject to a party’s right to appeal pursuant to the above, neither party shall challenge or resist any enforcement action taken by the party in whose favor the Arbitral Board, or if appealed, the Appellate Arbitrators, decided. The Arbitral Board (or the Appellate Arbitrators, if applicable) shall have the power to enter temporary restraining orders, preliminary and permanent injunctions. Neither party shall be entitled or permitted to commence or maintain any action in a court of law with respect to any matter in dispute until such matter shall have been submitted to arbitration as herein provided and then only for the enforcement of the Arbitral Board’s award (or if appealed, the Appellate Arbitrators’ award); provided, however, that prior to the appointment of the Arbitral Board (or if appealed, the Appellate Arbitrators) or for remedies beyond the jurisdiction of an arbitrator, at any time, either party may seek pendente lite relief in a court of competent jurisdiction in Los Angeles County, California or such other court that may have jurisdiction over the parties, without thereby waiving its right to arbitration of the dispute or controversy under this section. All arbitration proceedings (including, without limitation, proceedings before the Appellate Arbitrators) shall be closed to the public and confidential and all records relating thereto shall be permanently sealed, except as necessary to obtain court confirmation of the arbitration award. The provisions of this Section 13.3 shall supersede any inconsistent provisions of any prior agreement between the parties. Nothing in this Section 13.3 shall prevent either party from seeking interlocutory and/or injunctive relief from a court of competent jurisdiction pursuant to the preceding paragraph, subject to the terms of this Section 13.3.
14. WAIVER/ GOVERNING LAW / PROCEEDINGS.
     14.1 No Waiver. No waiver of any default or breach of this Agreement by either party shall be deemed a continuing waiver or a waiver of any other breach or default, no matter how similar.
     14.2 Governing Law. The laws of the State of California and the United States of America applicable to contracts made and performed entirely in California shall govern (i) the validity and interpretation of this agreement, (ii) the performance by the parties of their respective obligations hereunder, and (iii) all other causes of action (whether sounding in contract or in tort) arising out of or relating to this Agreement, or the termination of this Agreement.
     14.3 Legal Proceedings. Distributor, its successors and assigns, are hereby empowered to bring, prosecute, defend and appear in suits, actions and proceedings of any nature under or concerning infringement of or interference with any of the Distribution Rights granted. Distributor will notify Issuer in writing ***** prior to commencement of any suit, action or proceedings. Issuer may participate in any suit, action or proceeding using counsel of its choice. Issuer’s expenses will be reimbursed from any recovery in equal proportion with Distributor’s expenses. If Distributor fails to take necessary action, Issuer may, but will not be obligated to, take such action in Issuer’s or Distributor’s name with all recoveries belonging to Issuer. If Issuer elects not to participate, all recoveries in connection therewith shall belong solely to Distributor. If both parties participate, all recoveries shall be deemed to be part of Gross Receipts.
15. INSURANCE.
     Distributor shall on behalf of Issuer for the benefit of Distributor, with respect to each Funded Qualifying Project for which Distributor has the Distribution Rights, procure and maintain in full force and effect standard producer’s liability (errors and omissions) insurance issued by a nationally recognized insurance carrier covering the Funded Qualifying Project with minimum limits of at least ***** for any claim arising out of a single occurrence and ***** for all claims in the aggregate. Such insurance:
     15.1 shall be written on either (i) an occurrence basis, in which event it shall remain in full force and effect until the end of the term thereof and may not be permitted to lapse, or (ii) a claims-made basis, in which event it shall remain in full force and effect until the end of the term thereof, shall cover any claims made at any time during the term thereof and may not be permitted to lapse;
     15.2 may not be canceled without ***** prior written notice to Distributor;

     15.3 shall not carry a deductible larger than *****;
     15.4 shall name Distributor its parent, subsidiaries and related companies, its licensees and affiliates and its officers, directors, agents and employees, as additional insureds and such addition shall be endorsed by the insurance carrier and acknowledged by the underwriter;
     15.5 shall provide coverage for the Funded Qualifying Project, and advertising and promotion materials with respect thereto, and shall be primary and not contributing to or in excess of any such insurance maintained by Distributor with regard to all of the Rights.
     15.6 All costs and expenses of such insurance shall be a Distribution Expense.
16. NOTICE.
     Any notice or demand which any party is required, or may desire, to give to the other parties shall be in writing and shall be given by addressing the same to the other parties at the address hereinafter set forth, or at such other address as may be designated in writing by any such party by notice given to the other in the manner prescribed in this Section 16 and shall be deemed effective (i) when delivered personally during normal business hours, (ii) on the date of receipt specified in any return receipt if it shall have been deposited postage prepaid in the United States mail (certified or registered with return receipt requested), (iii) on the second Business Day after dispatch by Federal Express, DHL, Airborne or other recognized international courier service, or (iv) when sent by facsimile transmission, if, and only if, such facsimile transmission is followed within two (2) Business Days by a written notice sent in accordance with clauses (i), (ii) or (iii) above, whichever of the foregoing shall first occur; provided, however, that any notice alleging a default must be given by the means set forth in clauses (i), (iii) or (iv) above.
Any notice or demand to Distributor shall be addressed as follows:
Lions Gate Television, Inc.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Attn: General Counsel
Telephone: (310) 449-9200
Facsimile: (310) 255-3840
Any notice or demand to Issuer shall be addressed as follows:
MQP, LLC
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Attn: Chief Executive Officer
Telephone: (310) 449-9200
Facsimile: (310) 255-3840

17. FORCE MAJEURE.
     If either party’s performance hereunder is prevented by reason of an event of Force Majeure, then during the existence of such event, the effected party shall not be liable for its failure to timely perform its obligations hereunder and this Agreement shall be extended for a period equal to the delay caused by the occurrence of the Force Majeure. “Force Majeure” as used herein shall mean fire, flood, epidemic, earthquake, explosion, accident, labor dispute or strike, Act of God or public enemy, riot or civil disturbance, invasion, war (whether declared) or armed conflict, inability to obtain personnel or facilities, failure of common carriers, any municipal ordinance, any state or federal law, governmental order or regulation, order of any court of competent jurisdiction, restriction imposed by the Motion Picture Export Association of America, Inc. or any other similar thing or occurrence not within the control of that party.
18. HOLDING OF MONIES.
     Distributor shall not be obligated to segregate Gross Receipts from other funds held or received by it, and Distributor shall not be deemed a trustee, pledgeholder or fiduciary of Issuer or any Revenue Participation Holder in respect of Gross Receipts that may be or become payable to such parties.
19. SECURITY INTEREST IN FAVOR OF DISTRIBUTOR.
     Subject to Distributor not being in breach of this Agreement and the RP Purchase Agreement, Issuer hereby grants to Distributor a security interest (“Distributor Security Interest”) in all rights granted to Distributor in connection with each Funded Qualifying Project, including the Distribution Rights, the Related Rights, the right of access to the Materials and all proceeds of the foregoing, including proceeds of proceeds (the “Distributor Collateral”), as collateral security for Issuer’s timely performance of its obligations hereunder, for the right of Distributor to receive the Distribution Fee and for the right of Distributor to recoup all amounts expended on account of Issuer Obligations, including Distribution Expenses and Third Party Participations, which security interest shall be in a form registrable in the State of Delaware, the Province of Quebec, the CIPO and the USCO. Other than as provided in the RP Purchase Agreement, Issuer warrants and represents that it has not previously assigned, granted or transferred an interest in the Distributor Collateral to any party which would conflict, interfere or be inconsistent with the Distributor Security Interest granted to Distributor herein. Issuer agrees to execute UCC-1 financing statements, copyright mortgages, laboratory access letters, the security agreement delivered herewith (the “Distributor Security Agreement”), other security documentation required by Distributor and any such other document as Distributor may require to perfect, protect, publish, record, register or evidence the foregoing Security Interest. If Issuer fails to deliver such security documents within 30 days after Distributor’s request therefor, Issuer irrevocably appoints Distributor to execute such security documents as Issuer’s attorney-in-fact, coupled with an interest.
20. SECURITY INTEREST IN FAVOR OF ISSUER.

     Subject to Issuer not being in breach of this Agreement and subject to Issuer and each Revenue Participation Holder not being in breach of the RP Purchase Agreement, Distributor hereby grants to Issuer and each Revenue Participation Holder, a security interest (“Issuer Security Interest”) in and to (i) the Gross Receipts for each Funded Qualifying Project, and (ii) the Rights, the Ancillary Rights, the Related Rights and the tangible and intangible assets for each Funded Qualifying Project, solely to the extent required to distribute and exploit such Funded Qualifying Project (“Issuer Collateral”), which security interest shall be in a form registrable in the State of Delaware, the Province of Quebec, the CIPO and the USCO. Issuer acknowledges and agrees that the security interest granted to it by Distributor shall be subject to Permitted Encumbrances and the Senior Lender Encumbrances, provided, however, that the Senior Lender InterCreditor Agreement shall provide that Issuer shall have a first priority security interest in its share of Gross Receipts for each Funded Qualifying Project, subject to the terms of the Senior Lender InterCreditor Agreement. Other than as provided in the RP Purchase Agreement, Distributor warrants and represents that it has not previously assigned, granted or transferred an interest in the Issuer Collateral to any party which would conflict, interfere or be inconsistent with the Issuer Security Interest granted to Issuer herein. Distributor agrees to execute UCC-1 financing statements, copyright mortgages, laboratory access letters, the security agreement delivered herewith (“Issuer Security Agreement”), other security documentation required by Issuer and any such other document as Issuer may require to perfect, protect, publish, record, register or evidence the foregoing Issuer Security Interest. If Distributor fails to deliver such security documents within 30 days after Issuer’s request therefor, Distributor irrevocably appoints Issuer to execute such security documents as Distributor’s attorney-in-fact, coupled with an interest.
21. ASSIGNMENT.
     21.1 Distributor shall have the right, at any time, to sell, transfer, assign or hypothecate any or all of its right, title and interest, in and to the Funded Qualifying Project and the negative and copyright thereof to any party which is acquiring all or a substantial part of Distributor’s business in a sale or as a result of a consolidation or merger; provided, however, that any such sale, transfer, assignment or hypothecation shall be subject to the rights of Issuer hereunder. Upon the purchaser, transferee or assignee assuming in writing the performance of Distributor’s executory obligations hereunder in place and stead of Distributor, Distributor shall be released and discharged of and from any further liability or obligation hereunder and none of the monies or other consideration received by, or paid or payable to, Distributor shall constitute Gross Receipts hereunder, and Issuer shall have no rights in respect of any thereof. In addition, Distributor may assign this Agreement or its rights hereunder, without the need to obtain the prior written consent of Issuer, (i) in connection with its corporate credit facilities, (ii) in connection with any financing or interim financing of a Funded Qualifying Project, or (iii) to any of its Affiliates or Subsidiaries, provided, however, that any such assignment shall be subject to the rights of Issuer hereunder.
     21.2 Issuer may assign Issuer’s right to receive the monies payable to Issuer hereunder, provided, however, that (i) any such assignment shall be in writing and in form and substance satisfactory to Distributor; (ii) Distributor shall not be required to accept or honor any assignment or assignments which would result in requiring Distributor to make payments to an aggregate of more than two (2) parties unless a single party is designated to receive and disburse all monies payable to Issuer and all other parties entitled to share therein; (iii) in no event shall any party other than Issuer have the right to audit Distributor’s records by reason of such assignment; and (iv) any such assignment shall at all times be subject to all pertinent laws and governmental regulations and to all of the rights of Distributor hereunder.
     21.3 Notwithstanding anything contained in this Agreement, neither the Issuer nor any Revenue Participation Holder may assign its rights under this Agreement to any Direct Competitor.
22. AMENDMENTS AND WAIVERS. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, without the prior written consent of the parties hereto and each Revenue Participation Holder. Notwithstanding the foregoing, any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) with (but only with) the written consent of all of the parties hereto and each Revenue Participation Holder; provided, however, that no such amendment or waiver shall extend to or affect any obligation not expressly waived or impair any right consequent therein. No delay or omission to exercise any right, power or remedy accruing to any party hereto or each Revenue Participation Holder shall impair any such right, power or remedy of such party nor be construed to be a waiver of any such right, power or remedy nor constitute any course of dealing or performance hereunder.
23. MISCELLANEOUS.
     23.1 This Agreement consists of these provisions, the attached exhibits and schedules all of which exhibits and schedules are herein incorporated by this reference and made a part hereof. Nothing contained herein shall be deemed to create a relationship of partnership, joint venture, agency, fiduciary or employment between the parties.
     23.2 This Agreement sets forth the entire understanding of the parties regarding the subject matter hereof and supersedes all prior oral or written agreements between them.
     23.3 This Agreement may not be changed, modified, amended or supplemented, except in a writing signed by both parties and the Revenue Participation Holder.
     23.4 Section headings are inserted herein for convenience only and do not constitute a part of this Agreement.
     23.5 Neither Issuer nor Distributor shall disclose to any third party (other than its respective employees, directors and officers, in their capacity as such on a need-to-know basis), any information with respect to the financial terms and provisions of this Agreement except: (i) to the extent necessary to comply with the law or the valid order of a court of competent jurisdiction, in which event(s) the party making such disclosure shall so notify the other as promptly as practicable (if possible, prior to making such disclosure) and shall seek confidential treatment of such information, (ii) to the extent necessary to comply with S.E.C.

or similar disclosure requirements, (iii) to its parent and affiliated companies, their banks (and their respective advisors and attorneys), prospective financiers and investors (and such persons’ investment bankers, agents, attorneys, accountants and necessary experts), auditors, investment bankers, attorneys and similar professionals, provided that such companies, banks, advisors, financiers, investors, investment bankers, experts, auditors, accountants, attorneys and similar professionals agree to be bound by the provisions of this subparagraph, and (iv) in order to enforce its rights pursuant to this Agreement. Issuer acknowledges that it may, from time to time, come into possession of material Nonpublic Information regarding Distributor and its Affiliates and that U.S. securities laws prohibit any person or entity in possession of such material Nonpublic Information from purchasing or selling securities of Distributor or any of its Affiliates. Issuer agrees that it will use any material Nonpublic Information regarding Distributor and its Affiliates in accordance with Issuer’s compliance policies and Applicable Law, including, without limitation, federal, provincial and state securities laws
     23.6 Issuer and Distributor shall each execute, acknowledge and deliver any and all further documents that are necessary, expedient or proper to implement, administer and effectuate the purpose and intent of this Agreement. If Issuer fails to deliver such additional documents within ***** after Distributor’s request therefor, including, without limitation, a Short Form License Agreement with respect to each Funded Qualifying Project, Issuer irrevocably appoints Distributor to execute such additional documents as Issuer’s attorney-in-fact, coupled with an interest.
     23.7 The invalidity, illegality or unenforceability of any provision of this Agreement, pursuant to judicial decree, shall not affect the validity or enforceability of any other provision of the Agreement, all of which shall remain in full force and effect.
     23.8 Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than Issuer and its successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, the parties expressly acknowledge and agree that each Revenue Participation Holder is an intended third party beneficiary with respect to Section 6, Section 7, Section 10, Section 11, Section 12 and Section 13 of this Agreement and as such, each Revenue Participation Holder shall be entitled to directly exercise its rights or the rights of Issuer under this Agreement without the concurrence of Issuer.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Master Distribution Agreement as of the date first above written.

LIONS GATE TELEVISION INC.

By: Name:	/s/ Wayne Levin Wayne Levin
Title:	General Counsel

MQP, LLC

By: Name:	/s/ Wayne Levin Wayne Levin
Title:	Director
[Signature Page]

SCHEDULE “GR”
Schedule “GR” to Master Distribution Agreement (Television Productions) dated July 25, 2007 between MQP, LLC, as Issuer, and Lions Gate Television, Inc., as Distributor (the “Agreement”).
GROSS RECEIPTS — DISTRIBUTION EXPENSES
1. Definitions. As used in this Schedule “GR”, all defined terms shall have the meanings as defined in the Agreement, unless specifically defined herein, and all references to “Paragraphs” shall refer to paragraphs of this Schedule “GR”.
2. Gross Receipts. For the purposes of this Agreement, “Gross Receipts” shall mean, for each Funded Qualifying Project, one hundred percent (100%) of all amounts, other than Co-Financing Amounts, actually received by Issuer, LGEI, Distributor or any of their Affiliates, net of applicable withholding taxes, in respect of the exhibition, distribution, sale, licensing, sub-licensing and exploitation of such Funded Qualifying Project in all gauges, formats, media (now known or hereafter devised) and languages (except as otherwise provided herein) throughout the universe and for greater certainty, including, without limitation, the Rights, all right, title and interest to any associated rights, Merchandising, Ancillary Rights, secondary or publishing rights, including, without limitation, pre-sales, advances, bonuses, prizes and similar proceeds regardless of when such amounts are received (i.e., whether they are received prior to or after the purchase of Revenue Participations in the applicable Funded Qualifying Project, provided the Revenue Participation Holders purchase Revenue Participations in the applicable Funded Qualifying Project and provided further that such amounts are generated prior to the Repurchase Date), but excluding advances, etc. taken into account in the definition of P&A Costs and Other Releasing Costs and Affiliate Payments, including, without limitation, the following:
A.	All non-refundable sums actually received by Distributor from the following sources:
(i)	Licenses by Distributor directly to exhibitors of the right to exhibit the Funded Qualifying Project by means of Theatrical, Non-Theatrical or Television;

(ii)	Licenses by Distributor to Subdistributors, net of any fees and expenses charged by such Subdistributor;

(iii)	The sale or lease of souvenir Funded Qualifying Projects and booklets;

(iv)	Recoveries by Distributor from actions based on unfair competition, piracy and/or infringements of copyrights and trademarks of the Funded Qualifying Project, which recoveries are intended to compensate Distributor for losses sustained in respect of the Funded Qualifying

Project and shall be fairly and reasonably allocated among all Productions involved therein; provided, that no Distribution Fee shall be charged on any portion of such recovery included in the Gross Receipts that represents punitive, rather than actual or statutory, damages;
(v)	The net receipts from so-called “four-wall” deals on a collective basis, i.e., the sums received by Distributor from theater(s) where Distributor has taken over the operation of such theater(s) specifically for the exhibition of the Funded Qualifying Project, less all out-of-pocket costs of operating the theater(s) and those advertising costs that would normally and actually be paid by theaters and which are paid by Distributor;

(vi)	Monies received from the Copyright Royalty Tribunal (or similar agencies established under the laws of any jurisdiction);

(vii)	Exploitation of the Ancillary Rights;

(viii)	Monies received by Distributor from the distribution, sale or other exploitation of Home Video Rights and any Video Levies (as defined below) collected by Distributor, less local taxes, rebates, discounts, credit adjustments for defective Videograms, customs duties, import charges, shipping, mailing and insurance charges, dubbing and subtitling costs, and mastering and submastering costs; provided, however, that Distributor shall have the right to deduct up to ***** of all such monies as a reserve for returns and credits of any nature, including, without limitation, those on account of one hundred percent (100%) or a lesser return privilege, defective merchandise, exchange privilege, promotional credits, errors in billing, unusual overstock, bad debts and errors in shipping, which reserves shall be liquidated within *****, pursuant to Distributor’s customs and practices. “Video Levies” shall mean levies or other charges collected under operation of law with respect to the Funded Qualifying Project in the Territory on the sale of video recorders, blank video cassettes or video discs or similar items or the rental of Videograms which become payable to the Copyright Owner or the distributor of the Funded Qualifying Project. Distributor shall be entitled to collect all revenue from Video Levies.
B.	Gross Receipts shall be determined after all reserves, refunds, credits, discounts, allowances and adjustments granted to exhibitors and Subdistributors, whether occasioned by condemnation by boards of censorship, settlement of disputes or otherwise. advance payments and guarantees shall not be included in Gross Receipts until earned by the exhibition of the Funded Qualifying Project or forfeited.
- Schedule “GR” Page 2 -

C.	Gross Receipts shall not include (a) any portion thereof which is contributed to charitable organizations in connection with or related to premieres of the Funded Qualifying Project; (b) the receipts which are the contractually acquired property of the following parties, whether or not Subsidiaries or divisions of Distributor: (i) exhibitors or others who may use or actually exhibit the Funded Qualifying Project, (ii) radio or television broadcasters (including, without limitation, pay, cable, and closed circuit systems), (iii) book or music publishers, (iv) phonograph record producers or distributors and (v) merchandisers, manufacturers and the like.

D.	Amounts charged back to Distributor or its Affiliates in any Accounting Period for damaged goods and returns of home video units shall reduce Gross Receipts in such Accounting Period.
3. Distribution Fees. Distribution fees of Distributor shall be computed as provided in Section 4.
4. Distribution Expenses. “Distribution Expenses” shall mean, on an uncrossed basis, Distributor’s actual, direct, verifiable, out-of-pocket third party expenses incurred in connection with the distribution and exploitation of a Funded Qualifying Project, which shall exclude, for sake of clarity, any finance and interest charges in connection therewith but which shall include, without limitation, all P&A Costs and Other Releasing Costs. The Distribution Expenses shall include, without limitation, all costs, charges and expenses actually incurred by Distributor, or a Subdistributor accounting to Distributor, in connection with the distribution, exhibition, advertising, exploitation and turning to account of the Funded Qualifying Project, or in the exercise of any of Distributor’s other rights (including, without limitation, Ancillary Rights) in the Funded Qualifying Project, of whatever kind or nature, including, without limitation, all costs, charges and expenses incurred for or in connection with any of the following (provided, that (i) no item of cost shall be charged more than once and (ii) if any item of cost shall have been deducted from the Gross Receipts in any prior accounting period and any such cost is thereafter reimbursed to Distributor, an appropriate adjustment shall be made without any Distribution Fee charged in respect of the amount so reimbursed):
A.	All negatives, sound tracks, prints, and other physical properties utilized in connection with the distribution of the Funded Qualifying Project (“Physical Properties”).

B.	All services and facilities rendered or utilized in connection with the transportation, preparation, checking and servicing of the Physical Properties or other properties used in rendering distribution services, including, without limitation, any cost of cutting, editing, dubbing or subtitling the Funded Qualifying Project or other services or facilities used in preparing the Funded Qualifying Project for exhibition including, without limitation, costs of shipping containers and cans, laboratory and warehouse storage, insurance packaging, freight, transportation, shipping and handling charges.
- Schedule “GR” Page 3 -

B.	Advertising, promoting, marketing, exploiting and publicizing (collectively, “Advertising”) the Funded Qualifying Project in any way, including without limitation, all costs associated with Videograms including without limitation the creation of bonus material, and new artwork, of cooperative, theater or joint Advertising in connection with exhibition of the Funded Qualifying Project in theaters or other places where an admission is charged, which Distributor pays or is charged with; costs of publicity materials; tours and personal appearances; salaries, living costs and traveling expenses of regular employees of Distributor, where such employees are assigned to render services in the Territory in connection with the Advertising of the Funded Qualifying Project, appropriately allocated to the Funded Qualifying Project; trailers, including without limitation, the cost of production thereof.

C.	All costs and expenditures in connection with so-called four-wall deals not recouped pursuant to Paragraph 2.A.(v).

D.	All costs of preparing and delivering the Funded Qualifying Project for distribution, including without limitation, all costs incurred in connection with the following: Screenings and audience testing and market studies; the production of foreign language versions of the Funded Qualifying Project, whether dubbed, superimposed or otherwise; changing the title of the Funded Qualifying Project for release in any part of the Territory or for exhibition on television or other media, or in order to conform to the particular national or political prejudices likely to be encountered in any part of the Territory or for any other purpose or reason; censorship costs including, without limitation, the legal costs of censorship proceedings; and producing and delivering trailers of the Funded Qualifying Project.

E.	All sales, use, receipts, excise, remittance, value added and other taxes (however denominated) to any governmental or taxing authority assessed upon, or with respect to, the negatives, duplicate negatives, prints or sound records of the Funded Qualifying Project, or upon the use, distribution or other exploitation of the Funded Qualifying Project, or upon the revenues derived therefrom, or any part thereof and any and all sums paid or accrued on account of duties, customs and imports, costs of acquiring permits, and any similar authority to secure the entry, licensing, exhibition, performance, use or televising of the Funded Qualifying Project in any country or part thereof, regardless of whether such payments or accruals are assessed against the Funded Qualifying Project or the proceeds thereof or against a group of Productions in which the Funded Qualifying Project may be included or the proceeds thereof (in the latter case with an allocation being made to the Funded Qualifying Project that is fair and reasonable). In no event shall the recoupable amount of any such tax (however denominated) imposed upon Distributor be decreased (nor the Gross Receipts increased) because of the manner in which such taxes are elected to be treated by
- Schedule “GR” Page 4 -

Distributor in filing net income, corporate franchise, excess profits or similar tax returns. There shall be no deduction from the Gross Receipts, and Issuer shall not be required to pay or participate in, (x) Distributor’s or any Subdistributor’s United States Federal and State income taxes and franchise taxes based on Distributor’s or such Subdistributor’s net income, or (y) any income tax payable to any country or Territory by Distributor or any Subdistributor based on the net earnings of Distributor or such Subdistributor in such country or Territory. Expenses of transmitting to the United States any funds accruing to Distributor from the Funded Qualifying Project in foreign countries, such as cable expenses, or any discounts from such funds taken to convert such funds directly or indirectly into U.S. dollars and the cost of contesting or settling any of the matters described above, with a view to reducing the same, shall similarly be deducted. If any taxes deducted pursuant hereto are subsequently refunded to Distributor by the taxing authority to which such taxes were initially paid, the Distribution Expenses previously deducted pursuant to this Paragraph shall be readjusted by crediting thereto an amount equal to so much of such refund received by Distributor as shall represent a refund of taxes in respect of the Funded Qualifying Project previously deducted.

F.	Copyright, patent and trademark expenses; royalties payable to manufacturers of sound recording and reproducing equipment; reasonable legal fees to other than Distributor’s regularly employed legal department; and any and all other expenses in addition to those referred to herein incurred by Distributor in connection with the licensing of the Funded Qualifying Project for exhibition or for other uses of the Funded Qualifying Project including, without limitation, any exploitation of the rights granted to Distributor.

G.	Dues and assessments from the MPAA or any similar associations or bodies, including, without limitation, payments for the support of the Academy of Motion Picture Arts and Sciences.

H.	Costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Distributor in connection with the following: All costs incurred in securing any amounts included in Gross Receipts, any action taken by Distributor (whether by litigation or otherwise) in enforcing collection of Gross Receipts including, without limitation, costs of collection from the Copyright Royalty Tribunal (or similar agencies established under the laws of any jurisdiction); or (on a pro rata basis) for checking attendance and exhibitors’ receipts; or to prevent unauthorized exhibition or distribution of the Funded Qualifying Project; or to prosecute or defend actions under the anti-trust laws; or to prevent any impairment of, encumbrance on or infringement upon, the rights of Distributor in and to the Funded Qualifying Project; or to audit the books and records of any exhibitor, Subdistributor or licensee; or to recover monies due pursuant to any agreement relating to the distribution or exhibition of the Funded
- Schedule “GR” Page 5 -

Qualifying Project; provided, that no deduction shall be made for the fees or salaries of Distributor’s regularly employed staff attorneys and accountants.

J.	All monies paid or payable pursuant to applicable collective bargaining agreements by reason of any exhibition or other exploitation of the Funded Qualifying Project or by reason of, or as a condition for, any use, re-use or re-run thereof for any purpose or in any manner whatsoever (herein called “Residuals”), and all taxes, pension fund contributions, and other costs and payments computed on or payable in respect of any such residuals or participations in the net profits or Gross Receipts of the Funded Qualifying Project to any Person, including, without limitation, any firm, corporation, guild, union, trustee or fund (other than Distributor); provided, however, that if Issuer or any principal stockholder of Issuer, or any heirs, executors, administrators, successors or assigns of Issuer or any such stockholder, is entitled, either directly or by way of participation in any pension fund, to any such Residuals, the amount payable shall be treated as an advance against Issuer’s share of the receipts hereunder, and conversely, any share of the receipts paid to Issuer hereunder shall constitute an advance against such Residuals payable to or for the benefit of Issuer or any principal stockholder or member of Issuer, or any such heirs, executors, administrators, successors or assigns; provided further that this Paragraph shall not be interpreted to require Distributor to make any payments that it is not required under the Agreement to make.

K.	Participations including without limitation Third Party Participations;

L.	All costs associated with the exploitation of the Home Video Right including without limitation, all manufacturing, reproduction, shipping, packaging, storage, boxing, sorting and delivery of Videograms.

M.	All insurance covering or relating to the distribution of the Funded Qualifying Project, including, without limitation, errors and omissions insurance (to the extent not provided by Issuer); provided, that Distributor shall not be obligated to take out or maintain any such insurance. The net receipts of any insurance policy maintained by Distributor in respect of the Funded Qualifying Project actually received by Distributor by way of reimbursement for any cost or expense previously deducted as a Distribution Expense shall be applied in reduction of such cost or expense to the extent that the same was reimbursed by such proceeds.

N.	All discounts, rebates, or credits actually received by Distributor or any Subdistributor shall be taken into account in computing Distribution Expenses in the Accounting Period in which such discount, rebate or credit is actually received, with the exception of those based upon either (i) the volume or quantity of Advertising, prints, negatives, Videograms or other materials ordered
- Schedule “GR” Page 6 -

annually, or (ii) the manner or time of payment of any Distribution Cost and Expense which shall not be taken into account.

O.	Any and all other expenses in addition to those referred to herein incurred by Distributor in connection with the exercise of the Rights in the Funded Qualifying Project.
5. Allocations. Wherever Distributor (i) makes any expenditures or incurs any liability in respect of a group of Productions that includes a Funded Qualifying Project, or (ii) receives from any licensee either a flat sum or a percentage of the receipts, or both, for any right to a group of Productions that includes the Funded Qualifying Project, under any agreement (whether or not the same shall provide for the exhibition, sale, lease or delivery of positive prints of any of the said Productions) which does not specify what portion of the license payments apply to the respective Productions in the group (or to such prints or other material, if any, as may be supplied), then in any and all such situations, Distributor shall, reasonably and in good faith, include in, or deduct from (as the case may be), the Gross Receipts such sums in a non-discriminatory manner.
6. Reserves. In addition to the reserves mentioned above in Paragraph 4, if Distributor reasonably anticipates taxes, residuals, or other reasonably anticipated costs, expenses or losses relating to the Funded Qualifying Project, which, if and when incurred, will be properly deductible hereunder, Distributor may set up appropriate reserves therefor. If Distributor establishes a reserve for retroactive wage adjustments, taxes, residuals, uncollectible accounts, or other reasonably anticipated costs, expenses, or losses relating to the Funded Qualifying Project, and after ***** from the establishment of such reserve, such reserve is not liquidated or collected and no proceeding is pending protesting any such cost, expense, or loss, or no tax audit is pending, Distributor shall liquidate such reserve (or remaining portion thereof) and make a corresponding adjustment in the Gross Receipts of the Funded Qualifying Project or in the Distribution Expenses, subject to the right of Distributor to thereafter deduct any such cost, expense, or loss if a proceeding is thereafter instituted protesting such cost, expense, or loss, or if a tax audit is thereafter commenced, or, if any such cost, expense, or loss is thereafter otherwise incurred, sustained, or paid for by Distributor. The foregoing shall be subject to, and without prejudice to, the right of Distributor to make corrections and adjustments from time to time.
7. Foreign Receipts. No sums received by Distributor in respect of the Funded Qualifying Project shall be included in Gross Receipts or in Settlement Reports hereunder for the purpose of determining Issuer’s share payable to Issuer, unless such sums are freely remittable to Distributor in U.S. dollars in the United States, or used by Distributor. Sums derived from territories outside of the United States which are not remittable to Distributor in the United States in U.S. dollars by reason of currency or other restrictions may be reflected on statements rendered hereunder for informational purposes only, and Distributor shall, at the request and expense of Issuer (subject to any and all limitations, restrictions, laws, rules, and regulations affecting such transactions), deposit into a bank designated by Issuer in the country involved, or pay to any other party designated by Issuer in such territory, such part thereof, if any, as would have been payable to Issuer hereunder. Such deposits or payments to or for Issuer shall
- Schedule “GR” Page 7 -

constitute remittance to Issuer, and Distributor shall have no further responsibility therefor. Distributor makes no warranties or representations that any part of any such foreign currencies may be converted into U.S. dollars or transferred to the account of Issuer in any foreign country. Costs incurred in a territory during a period when all receipts are blocked shall be charged only against blocked receipts from such territory. Costs incurred in a territory during a period when part of the receipts is blocked and part is remittable to the United States shall be charged proportionately against the blocked and dollar receipts from said territory. However, if costs charged against blocked receipts, in either of the foregoing instances, have not been recovered therefrom within ***** after such costs were incurred, the deficit shall be computed in dollars at the official rate or such rate of exchange as may be announced from time to time by Bank of America, as Distributor may elect.
8. Settlement Reports. Distributor shall render to Issuer (with a copy to each Revenue Participation Holder, provided that Distributor’s inadvertent failure to provide such copy to any Revenue Participation Holder shall be a breach of this Agreement) the Settlement Reports as set forth in Section 7.2. Such Settlement Report shall show, in as much detail as Distributor usually furnishes in such statements rendered to other parties, the appropriate calculations pursuant to this Schedule. Statements and any sums due with respect to the Funded Qualifying Project shall be prepared in U.S. dollars and provided to Issuer on each Settlement Date; provided that no statement shall be rendered for any period in which no receipts are received or charges incurred. Statements rendered by Distributor may be changed from time to time to give effect to year-end adjustments made by Distributor’s accounting department or public accountants, to items overlooked, to correct errors, or to reflect any indebtedness which may become uncollectible for any similar purposes. Should Distributor make any overpayment to Issuer hereunder for any reason, Distributor shall have the right to deduct and retain for its own account an amount equal to any such overpayment from any sums that may thereafter become due or payable by Distributor to Issuer or for Issuer’s account, or may demand repayment from Issuer in which event Issuer shall repay the same when such demand is made. Any U.S. dollars due and payable to Issuer by Distributor pursuant to any such statement shall be paid to Issuer simultaneously with the rendering of such statement; provided, that all amounts payable to Issuer hereunder shall be subject to all laws and regulations now or hereafter in existence requiring the deduction or withholding of payments for income or other taxes payable by or assessable against Issuer. Distributor shall have the right to make such deductions and withholdings, and the payment thereof to the governmental agency concerned in accordance with its interpretation in good faith of such laws and regulations shall constitute payment hereunder to Issuer, and Distributor shall not be liable to Issuer for the making of such deductions or withholdings or the payment thereof to the governmental agency concerned. In any such event Issuer shall make and prosecute any and all claims which it may have (and which it desires to make and prosecute) with respect to the same directly with the governmental agency having jurisdiction in the premises.
9. Ownership. Issuer shall not have any lien or other rights in or to any of the receipts of the Funded Qualifying Project, it being understood that the references herein thereto are intended solely for the purpose of determining the time, manner and amount of payments, if any, due to Issuer hereunder.
- Schedule “GR” Page 8 -

10. No Warranties. Distributor has not made any express or implied representation, warranty, guarantee or agreement (i) as to the amount of Gross Receipts which will be derived from the distribution of the Funded Qualifying Project, or (ii) that there will be any sums payable to Issuer hereunder, or (iii) that the Funded Qualifying Project will be favorably received by exhibitors or by the public, or will be distributed or that any such distribution will be continuous, or (iv) that it now has or will have or control any theaters or other facility in the United States or elsewhere, or (v) that any non-subsidiary licensee will make payment of any sums payable pursuant to any agreement between such licensee and Distributor, Distributor’s obligation hereunder being limited to accounting only for such license fees as may be actually received by Distributor from such licensee. In no event shall Issuer make any claim that Distributor has failed to realize receipts or revenues which should or could have been realized in connection with the Funded Qualifying Project or any of Distributor’s rights therein.
11. Excess of Permitted Payments. In the event the proceeds payable to Issuer hereunder shall exceed that permitted by any law or governmental regulation, Distributor shall (at Issuer’s cost) use its reasonable efforts to assist Issuer in the application to the appropriate authority for the right to pay Issuer all of the Gross Receipts payable to Issuer pursuant to the Agreement and shall pay the difference between the proceeds payable pursuant to the Agreement and the proceeds permitted to be paid at such time, if ever, as it may be legally permissible to Distributor to pay the difference.
- Schedule “GR” Page 9 -

SCHEDULE “DM”
Schedule “DM” to Master Distribution Agreement (Television Productions) dated July 25, 2007 between MQP, LLC, as Issuer, and Lions Gate Television, Inc., as Distributor (the “Agreement”).
DELIVERY MATERIALS
LIONSGATE TV POST PRODUCTION DELIVERY REQUIREMENTS
General
1.	All delivery requirements must be agreed upon in writing prior to the beginning of production on the project. A list of all Delivery requirements will become part of the contract on the project.
2.	LIONSGATE must approve all post-production contracts, agreements, or deals before execution. This includes, but is not limited to, laboratory rates, editors, assistant editors, editing rooms, video dailies, post production sound, visual effects, stock footage, title designers, negative cutter, editorial equipment rental and or purchases, technical support, group ADR, and video dubs.
Visual Effects
1.	On-the-set visual effect supervisors should be hired only for the work to be performed during the filming of the picture. LIONSGATE reserves the right to hire, at a later date, any other individual or facility that feels appropriate to produce the final visual effects needed on a particular production.
Dubs of Dailies or Full Versions
1.	In order to minimize piracy, LIONSGATE should be informed at all times of any dubs made of any edited version or original dailies of the film. Editorial should keep a log as to when and where any dubs were created and the specific purpose of them. All dubs should include a constant burn-in, visible and above the matte, reading “PROPERTY OF LIONSGATE TELEVISION”
2.	When possible, dubs should be retrieved from the individuals or entities that requested them.
Technical Lock of the Show
1.	A facility should not start performing any post-production work BEFORE a show is considered officially locked. LIONSGATE should be informed ahead of time when a facility requires advance delivery of elements before the official lock occurs.

Music
1.	To comply with copyright law and all LIONSGATE agreements, it is the Producer’s responsibility to secure rights for all original and/or pre-existing music. This is required to avoid liability for copyright infringement, to meet delivery requirements, and to comply with errors and omissions insurance procedures. LIONSGATE will provide form licenses and agreements.
2.	All music created for the production shall be on a “work for hire” basis and full copyright ownership and music publishing rights shall be retained by LIONSGATE.
3.	No music or lyrics whatsoever can be used in the production in any form until an agreement has been reached and approved by LIONSGATE regarding permission for such use. This clearance must be obtained IN ADVANCE of the filming of any scene in which such music and/or lyrics will be used or prior to the recording of any music to be used in the production and prior to the mix of the picture. This includes material thought to be in the public domain and any incidental music contained in clips.
TELEVISION ASSET DELIVERY SCHEDULE
FOR DOMESTIC AND INTERNATIONAL DISTRIBUTION
A. Video Requirements
1.	If produced in High Definition, One (1)-High Definition HDCAM SR (1080/24p) Color Timed, Sweetened, Edited, Texted (Original language) for each episode. All video must be 16:9 full frame protected for 4:3 picture safe, so that a 4:3 full frame center cut extraction can be created. Audio configuration will be Channel 1 & 2 – Stereo Compilation (original language), Channels 3 & 4 – Filled Stereo Music & Effects. (MOW/MFT configuration is noted below.) Each show must have all textless material :30 sec after end of program logo. All textless material includes Main Titles, generic, inserts, and episodic, for the opening and closing for each episode.

2.	If produced in Standard Definition PAL, One (1) PAL 16:9 & (1) NTSC (1.78) Digital Betacam Color Timed, Sweetened, Edited, Texted (Original language) for each episode. All video must be 16:9 full frame protected for 4:3 picture safe, so that a 4:3 full frame center cut extraction can be created. Audio configuration will be Channel 1 & 2 – Stereo Compilation (original language), Channels 3 & 4 – Filled Stereo Music & Effects. Each show must have all textless material :30 sec after end of program logo. All textless material includes Main Titles, generic, inserts, and episodic, for the opening and closing for each episode. (If not shot and posted in 16:9, a 4:3 is acceptable)

3.	If produced in Standard Definition NTSC, One (1) NTSC 16:9 (1.78) Digital
- Schedule “DM” Page 2 -

Betacam Color Timed, Sweetened, Edited, Texted (Original language) for each episode. All video must be 16:9 full frame protected for 4:3 picture safe, so that a 4:3 full frame center cut extraction can be created. Audio configuration will be Channel 1 & 2 – Stereo Compilation (original language), Channels 3 & 4 – Filled Stereo Music & Effects. Each show must have all textless material :30 sec after end of program logo. All textless material includes Main Titles, generic, inserts, and episodic, for the opening and closing for each episode. (If not shot and posted in 16:9, a 4:3 is acceptable)

4.	Note: All Standard Definition NTSC shows must be approved by Lionsgate TV Post Production; additional HD delivery may be required.
B. Audio Requirements
1.	One (1) CD — all music written and/or recorded

2.	One (1) CD — Theme of series/pilot

3.	5.1 Audio Configuration for the HDCAM SR, MOW/MFT’s
Channels 1 & 2 — English Stereo Comp.
          Channels 3 & 4 — M&E Stereo
English Comp. Mix 5.1
Channel 5 — Left
          Channel 6 — Right
          Channel 7 — Center
          Channel 8 — Low Frequency Effects
          Channel 9 — Left Surround
Channel 10 — Right Surround
Channel 11 – Mono Mix
Channel 12 – Mono Mix
4.	One (1) DA88 DM&E of each episode, formatted as video material noted above.
Track 1 — Stereo Left Dialogue only
Track 2 — Stereo Right Dialogue only
Track 3 — Stereo Left Music only
Track 4 — Stereo Right Music only
Track 5 — Stereo Left Effects only
Track 6 — Stereo Right Effects only
Track 7 — Stereo Left Composite (Original Language)
Track 8 — Stereo Right Composite (Original Language)
5.	One (1) DA88 – M&E 5.1
Channel 1 — Left
          Channel 2 — Right
          Channel 3 — Center
- Schedule “DM” Page 3 -

          Channel 4 — Low Frequency Effects
          Channel 5 — Left Surround
Channel 6 — Right Surround
Channels 7 & 8 – Optional Dialogue Guide
6.	One (1) DA88 – 5.1 PM
Channels 1 – Stereo left
Channels 2 — Stereo Right
Channels 3 — Center
Channels 4 — Low Frequency Effects
Channel 5 — Left Surround
          Channel 6 — Right Surround
          Channel 7 – Stereo Right Composite
          Channel 8 — Stereo Left Composite
C. Documentation (Per episode)
1.	1-As Broadcast Continuity Script (English) per episode (prefer computer file, if available)

2.	Original Language and English as-Broadcast Script (Computer file if available)

3.	One (1) Staff & Crew List (If available)

4.	One (1) Shooting & Taping Schedule (If available)

5.	One (1) Final Credits

6.	Edit Decision List — if shot on film, must contain film keycodes.

7.	Code Book, Lined Script (Film Production Only)

8.	Laboratory Access Letter for original film material (Film Production Only)
D. Music (Per episode)
1.	Music Cue Sheets (Per episode)

2.	Composer Agreements (include I-9 & W-9/4)

3.	CD or DAT of the masters

4.	All Source Music Licenses (Sync and Master use, as applicable)

5.	Certificates of Authorship
- Schedule “DM” Page 4 -

6.	Any/All documents with union, guild, or similar reuse/renewal implications

7.	Chain-Of-Title documents (aka “Assignment of Rights” or “Transfer of Rights”) or similar agreements which set forth music rights (e.g., production/distribution agreement or similar document)
E. Publicity / Promotional Materials:
1. B&W Stills: Twenty (15) different production B&W shots (8X10 B&W stills and 8X10 B&W negatives) depicting scenes in the Picture with members of the cast (including principals) appearing therein. Note: Any and all approvals or other authorizations that are required in connection with the use of the delivered photography shall be secured and delivered. (Deliver to “Associate Director, Business & Legal Affairs”).
2. Color Stills: Twenty (15) different production color shots (8X10 color stills and 8X10 color negative) depicting scenes in the Picture with members of the cast (including principals) appearing therein. Note: Any and all approvals or other authorizations that are required in connection with the use of the delivered photography shall be secured and delivered. (Deliver to “Associate Director, Business & Legal Affairs”).
3. Color Slides: A minimum of three hundred (300) different (approved) production color slides (35mm color transparencies) depicting scenes in the Picture with members of the cast (including principals) appearing therein. Lions Gate shall have irrevocable access during the Term to all original photography. If the photography is delivered on a disc, it shall be in the highest resolution format possible (a minimum of 300dpi) and saved as a Tiff File. The Contact Sheets and a photo identification caption list shall be provided. The distinction between “kill shots” and “approved shots” shall be clearly made (either directly on the contact sheets or on a separate list). Note: Any and all approvals or other authorizations that are required in connection with the use of the delivered photography shall be secured and delivered. (Deliver to “Associate Director, Business & Legal Affairs”).
4. Advertising Materials: One (1) copy of all advertisements, paper accessories and other advertising materials, if any, prepared by Grantor, the Producer or by any other party affiliated with the Picture, including, without limitation, press clippings, cast and crew interviews, commentaries, one-sheet posters, flyers, behind-the-scene footage, key art elements and transparencies, television spots, etc. Note: If the key art is delivered on a disc, it shall be a layered Photoshop file in the highest resolution format possible. All materials (including any music) shall be fully cleared for Lions Gates exploitation thereof in all media granted Lions Gate under the Agreement throughout the Territory during the Term without any additional clearance costs (or other supplemental payments) required to be paid in connection therewith. In the event that any material is not fully cleared as set forth above, a written statement outlining in detail the material that has not been cleared shall be provided. (Deliver to “Associate Director, Business & Legal Affairs”).
- Schedule “DM” Page 5 -

5. Electronic Press Kit: One (1) Electronic Press Kit (“EPK”) created using 35mm film or broadcast quality video tape suitable in all respects for exploitation. The EPK shall contain interviews with the principal cast, interviews with the principal crew (e.g. director and producer), behind-the-scenes footage, “bloopers”, outtakes, “making of” footage, production footage, etc. The EPK shall have four track discrete audio with the voice-over and/or narration on one track, the dialogue on a separate track, the music on a separate track and the effects on a separate track. All footage (including the music embodied therein, behind-the-scene footage, etc.) shall be fully cleared for Lions Gates exploitation thereof in all media granted Lions Gate under the Agreement throughout the Territory during the Term without any additional clearance costs (or other supplemental payments) required to be paid in connection therewith. In the event that any material is not fully cleared as set forth above, a written statement outlining in detail the material that has not been cleared shall be provided. (Deliver to “Associate Director, Business & Legal Affairs”).
6. Screening Cassette: One (1) VHS screening cassette (in the NTSC format) of the Picture. (Deliver to “Associate Director, Business & Legal Affairs”).
7 (a). Ancillary Materials (DVD Assets): If available, One (1) Digital Beta video master in the NTSC format containing all material created by Grantor (or by any other party affiliated with the Picture) for the inclusion in the DVD master. Channels 1 & 2 shall contain stereo audio. Channels 3 & 4 shall contain 100% fully filled stereo M&E. Textless background shall be attached to the tail of the video master. All material (including any music embodied therein, behind-the-scene footage, etc. ) shall be fully cleared for the exploitation thereof in all media granted Lions Gate under the Agreement throughout the Territory during the Term. In the event that any material is not fully cleared as set forth above, a written statement outlining in detail the material that has not been cleared shall be provided. (Deliver to “Associate Director, Business & Legal Affairs”).
7(b). Ancillary Audio Materials: On DA-88 cassettes or DA-98 cassettes, the discrete stereo audio, discrete stereo dialogue, discrete stereo music and discrete stereo effects. (Deliver to “Associate Director, Business & Legal Affairs”).
Delivery addresses for items delivered pursuant to the agreement are as followed:
Lions Gate Television
   Bobby Williams
2700 Colorado Ave, 2nd Floor
Santa Monica, CA 90404
Tel: 310-255-3832
Fax: 310-255-4020
bwilliams@lionsgate.com
- Schedule “DM” Page 6 -

Items under “Documentation Only”:
Lions Gate Television
   Sofia Stanley
2700 Colorado Ave, 5th Floor
Santa Monica, CA 90404
Tel: 310-255-3902
Fax: 310-255-3970
sstanley@lionsgate.com
TECHNICAL REQUIREMENTS FOR DELIVERY OF BROADCAST MASTER:
1.	With the following audio configuration:
Channel 1: Stereo Left Compilation (Original Language) with laughs if applicable
Channel 2: Stereo Right Compilation (Original Language) with laughs if applicable
Channel 3: Filled Stereo M&E Left (w/o/ laughs)
Channel 4: Filled Stereo M&E Right (w/o laughs)
Cue Track: Laughs (if applicable, if no Laughs, mono Dialogue)
2.	Head Format
: 30 black
: 60 bars & tone (Full Field 75% Reference Bars/ 1 kHz @ -20dB)
: 10 black
: 10 slate (see 17b)
: 10 black
Start show with continuous Timecode beginning at hour 1:00:00:00 at first frame of program video.
NTSC – Drop Frame Time Code (DFTC) Digital Betacam
PAL – European Broadcast Union (EBU) Digital Betacam
HD – Non Drop Frame Time Code (NDFTC) HDCAM
3.	A. If shooting in the 16:9 aspect ratio, 16:9 must be maintained throughout the entire post production process, and must be framed with the 4:3 aspect ratio in mind. A 4:3 clone made from a 16:9 master must be delivered from a non-pan and scan center cut of the 16:9. All essential program content and titling must be contained in the 4:3 safe portion of the 16:9 frame.

B.	If shooting in the 4:3 aspect ratio, only a 4:3 master is required.
4.	All production logos followed by the appropriate Lions Gate Television logo, must be at the tail of each episode. (see contract for correct logo i.e. LIONSGATE)
- Schedule “DM” Page 7 -

5.	All technical specifications, including the horizontal and vertical blanking, audio and video levels, reference bars and tone to be SMPTE/EBU specifications and to match program content.

6.	Component serial digital signal paths should be maintained throughout the post production process in creating the digital master.

7.	Video must be free of drop outs, glitches and other technical flaws.

8.	All commercial blacks are to be pulled between :01 and :02 seconds in length.

9.	No in-show bumpers, i.e. commercial in or out bumpers.

10.	Rapid detailed motion credits are to be kept to minimum and within 4:3 center, picture safe area. State credit cards are preferable to crawls for reasons of standard conversion.

11.	Consolidates episodes (i.e. special 1 hour) must be delivered in original length format (i.e. 2- 1/2 hour episodes).

12.	No time Compression, Time Expansion, Enhancement, Noise Reduction or Electric Dirt Concealment Process.

13.	No Network, TV Ratings, Closed Captioning or In-Stereo logos are permitted.

14.	No Hi-8 or consumer quality source material to be utilized unless inserted digitally inside a graphics mask or prop TV.

15.	No voice overs for bumpers i.e. “We’ll Be Right Back” in program.

16.	No crushed blacks or clipped whites.

17.	No address, telephone number, or Web Page references in program.

18.	Episode Numbering, Labeling & Slating:
a. Episode labeling must comply with LGTV labeling procedures, with the first of the three/four – digit episode number (which ever has been determined by Lions Gate Television) reflective of the season of production and the last two digits of the episode number reflective of the episode number production has assigned. For example episode #101 is the first episode of the first season, episode #210 is the tenth episode of the second season, etc.
b. For series that will have more than 100 episodes per season it is generally expected that the episode numbers follow a 4 digit sequence, i.e. 1001, 1002, 1003
- Schedule “DM” Page 8 -

etc. For series that will have less then 100 episodes per season it is generally expected that the episode numbers follow a 3 digit sequence, i.e. 101, 102, 103 etc.
c. For remakes and format shows, please note the original version’s episode number as the production number, and the current shows corresponding number as the new episodic number.
d. Material must be labeled and slated as follows:
English Show Title / Native Language Show Title
Lions Gate Television Episode #
Episode Title (English) / Native Language
Ch1-audio / Ch2-audio / Ch3-audio / Ch4-audio /
Tape Format, Standard, Version – Runtime XX:XX
Date of Creation
Facility Name
- Schedule “DM” Page 9 -